The information in this preliminary prospectus supplement is not complete and may be changed. This prospectus supplement and accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration File No.: 333-160506
SUBJECT TO COMPLETION, DATED JULY 10, 2009

115,000,000 Common Shares

BRF—Brasil Foods S.A.
(formerly named Perdigão S.A.)

Including Common Shares in the Form of American Depositary Shares

We are selling our common shares in a global offering, which consists of an international offering in the United States and other countries outside Brazil and a concurrent offering in Brazil. The common shares are being offered directly or in the form of American depositary shares, or “ADSs,” each of which represents two common shares. The offering of the ADSs is being underwritten by the international underwriters named in this prospectus supplement. The common shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and underwritten by the Brazilian underwriters named elsewhere is this prospectus supplement. We are offering common shares in the Brazilian offering. The offering of the common shares is being underwritten by the Brazilian underwriters. The closings of the international and Brazilian offerings are conditioned upon each other.

Our common shares are listed on the BM&FBOVESPA S.A.—Bolsa de Valores, Mercadorias e Futuros, or “São Paulo Stock Exchange,” under the symbol “PRGA3.” The closing price of our common shares on the São Paulo Stock Exchange on July 8, 2009 was R$38.80 per common share, which is equivalent to approximately U.S.$19.30 per common share, based upon the selling rate of R$2.01 to U.S.$1.00 on that date. The ADSs are listed on the New York Stock Exchange, or “NYSE,” under the symbol “PDA.” The closing price of the ADSs on the NYSE on July 8, 2009 was U.S.$38.52 per ADS.

Investing in our common shares and ADSs involves a high degree of risk. Before buying any shares or ADSs, you should carefully read the discussion of material risks of investing in our common stock in “Risk factors” on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Underwriting
		discounts and	Proceeds to BRF -
	Price to public	commissions	Brasil Foods S.A.

Per Common Share	R$	R$	R$

Per ADS	U.S.$	U.S.$	U.S.$

Total	U.S.$	U.S.$	U.S.$

Banco UBS Pactual S.A., one of the Brazilian underwriters, has an option to purchase up to 17,250,000 additional common shares to cover over-allotments of common shares, if any.

The international underwriters are offering the common shares as set forth under “Underwriting.” Delivery of the common shares will be made in Brazil through the book-entry facilities of the São Paulo Stock Exchange on or about          , 2009. Delivery of the ADSs will be made through the book-entry facilities of The Depository Trust Company on or about          , 2009.

UBS Investment Bank	J.P.Morgan	Santander Investment

Prospectus Supplement

Prospectus

You should rely only on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the international underwriters have not, authorized anyone to give you different or additional information. You should not assume that the information in this prospectus supplement and accompanying prospectus is accurate as of any date after their respective dates.

This prospectus supplement is being used in connection with the offering of common shares, including common shares in the form of ADSs, in the United States and other countries outside Brazil.

We are also offering common shares in Brazil by a prospectus in the Portuguese language. The Brazilian prospectus, which has been filed with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or “CVM,” is in a format different from that of this prospectus and contains information not generally included in documents such as this prospectus supplement. This offering of common shares, including common shares in the form of ADSs, is made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus supplement and accompanying prospectus.

Any investors outside Brazil purchasing common shares must be authorized to invest in Brazilian securities under the requirements established by the Brazilian National Monetary Council (Conselho Monetário Nacional), or “CMN,” and the CVM. The Brazilian underwriters are offering common shares in Brazil to Brazilian investors and U.S. and other international investors authorized to invest in Brazilian securities under the requirements established by the CMN and CVM.

No offer or sale of ADSs may be made to the public in Brazil except in circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations. Any offer or sale of ADSs in Brazil to non-Brazilian residents may be made only under circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

S-i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this international offering of common shares and ADSs of BRF—Brasil Foods S.A., or “BRF.” The second part, the accompanying prospectus, presents more general information about BRF. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the accompanying prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated, all references in this document to “BRF,” “Perdigão,” “our company,” “we,” “our,” “ours,” “us” or similar terms refer to BRF—Brasil Foods S.A. (formerly named Perdigão S.A.) and its consolidated subsidiaries and jointly controlled companies. References to “Sadia” refer to Sadia S.A. and its consolidated subsidiaries and jointly controlled companies.

Unless otherwise indicated, all references herein to “common shares” refer to the Company’s authorized and outstanding common shares, which are designated ordinary shares (ações ordinárias), each without par value. All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to United States dollars.

All references herein to “2008 Annual Report on Form 20-F” refer to our Annual Report on Form 20-F for the year ended December 31, 2008, filed on June 30, 2009 with the U.S. Securities and Exchange Commission, or “SEC.”

S-ii

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Prospectus summary

This summary highlights information included or incorporated by reference in greater detail elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in the common shares or the ADSs. You should carefully read this entire prospectus supplement and accompanying prospectus before investing, including “Risk factors,” our consolidated financial statements and other documents incorporated by reference in this prospectus supplement and accompanying prospectus, copies of which may be obtained as indicated under “Incorporation of certain documents by reference” in the accompanying prospectus.

OUR COMPANY

We are one of Brazil’s largest food companies, with a focus on the production and sale of poultry, pork, beef cuts, milk, dairy products and processed food products. We are a vertically integrated business that produces more than 2,500 stock-keeping units, or “SKUs,” which we distribute to customers in Brazil and in more than 110 other countries. Our products currently include:

➢	frozen whole and cut chickens;

➢	frozen pork cuts and beef cuts;

➢	processed food products, such as the following:

-	marinated frozen whole and cut chickens, roosters (sold under the Chester® brand) and turkeys;

-	specialty meats, such as sausages, ham products, bologna, frankfurters, salamis, bacon and other smoked products;

-	frozen processed meats, such as hamburgers, steaks, breaded meat products, kibes and meatballs, and frozen processed vegetarian foods;

-	frozen prepared entrees, such as lasagnas and pizzas, as well as other frozen foods, including vegetables, cheese bread and pies;

-	dairy products, such as cheeses, powdered milk and yogurts;

-	juices, soy milk and soy juices; and

-	margarine;

➢	milk; and

➢	soy meal and refined soy flour, as well as animal feed.

In the domestic market, the Company operates under such brand names as Perdigão, Chester®, Batavo, Elegê and Turma da Mônica (under license), which are among the most recognized brands in Brazil. In August 2007, we acquired from Unilever Brazil Ltda., or “Unilever,” the Doriana, Delicata and Claybom brands, which are used for our margarine products. We have also formed a joint venture with Unilever to manage the Becel and Becel ProActiv branded margarine products and identify other business opportunities. We also have well-established brands in foreign markets, such as Perdix, which is used in most of our export markets; Fazenda, in Russia; and Borella, in Saudi Arabia.

We are a leading producer in Brazil of specialty meats (market share of approximately 25.7% from January to December 2008), frozen processed meats (market share of approximately 35.5% from December 2007 to November 2008), dairy processed products (market share of approximately 14.0% from December 2007 to November 2008) and margarines (market share of approximately 18.0% from December 2007 to November 2008), in each case based on sales volume, according to A.C. Nielsen do Brasil S.A. We also sell our frozen poultry, pork and beef products in the domestic market. We are able to reach substantially all of the Brazilian population through a nationwide network of 28 distribution centers. We operate 25 meat processing plants, 21 of which are owned (one is under construction and four are owned by third parties but process meat for us according to our directions), 23 hatcheries of which 21 are owned, 13 animal feed mills, 15 dairy processing plants of which 10 are owned (two are under construction) and five are owned by third parties, a margarine processing plant (through a joint venture with Unilever), 13 milk collecting centers and one soybean processing plant.

We are the second largest Brazilian exporter of poultry products, based on export sales volumes in 2008, according to the Brazilian Chicken Producers and Exporters Association (Associação Brasileira dos Produtores e Exportadores de Frango), or “ABEF,” and are among the largest such exporters in the world. We are also the leading Brazilian exporter of pork products, based on export sales volumes in 2008, according to the Brazilian Pork Industry and Exporter Association (Associação Brasileira da Indústria Produtora e Exportadora de Carne Suína), or “ABIPECS.”

We export primarily to distributors, the institutional market, which includes restaurants and food service chains, and to food processing companies. In 2008 and the three months ended March 31, 2009, our exports accounted for 43.7% and 42.9%, respectively, of our total net sales. We export to more than 2,000 clients, with customers in Europe accounting for 22.2% and 22.1% of our export net sales in 2008 and the three months ended March 31, 2009, respectively; the Far East, 22.9% and 22.0%, respectively; Eurasia (including Russia), 14.6% and 10.9%, respectively; the Middle East, 25.6% and 30.4%; Americas, Africa and other regions, 14.7% and 14.6%, respectively. No single client represented more than 2.6% of our net sales in 2008 and 2.5% in the three months ended March 31, 2009.

In the milk and dairy product sector of the food industry, we are a leader in sales of ultra-high temperature, or “UHT,” milk in Brazil, with a 17.2% market share, based on volumes of sales from January to December 2008, according to the A.C. Nielsen do Brasil S.A. As of December 2008, we had an 8.5% market share of the Brazilian production of powdered milk, according to the U.S. Department of Agriculture, or “USDA.”

On February 21, 2008, we completed the acquisition of Eleva Alimentos S.A., or “Eleva,” a Brazilian company in the food industry, with a focus on milk, dairy products, poultry, pork and processed food products, for a purchase price of approximately R$1.7 billion, of which R$764.6 million was paid in cash to the controlling and non-controlling shareholders of Eleva and R$911.6 million was paid through the exchange of shares of Eleva for shares of Perdigão. By acquiring Eleva, we expanded our portfolio of milk and dairy products, which also includes powdered milk and cheeses, and we expanded our production of chickens, pork and processed food products.

On April 2, 2008, we, through our subsidiary, Perdigão Agroindustrial S.A, acquired 100% of the share capital of Maroca e Russo Indústria e Comércio Ltda. (Cotochés), a regional leader in our industry in the State of Minas Gerais, for R$51.0 million and the assumption of R$15.0 million in debt.

Internationally, we also continued to grow through the acquisition of Plusfood Groep B.V., or “Plusfood,” a manufacturer of poultry and beef-based processed and convenience food products in the European market, which has enabled us to diversify our operations in Europe into processed and chilled products. On January 2, 2008, we, through our subsidiary Perdigão Holland BV, acquired 100% of the shares of Plusfood from Cebeco Groep BV (“Cebeco”). On June 20, 2008, we finalized the determination of goodwill as the final audited balance sheet of Plusfood became available. The final price paid was €16.5 million (price of €31.2 million less net debt of Plusfood as of December 31, 2007).

PROPOSED BUSINESS COMBINATION WITH SADIA

On May 19, 2009, we signed a merger agreement with Sadia S.A. that contemplates a business combination of the two companies. Under the proposed business combination, Sadia will become our wholly owned subsidiary. Holders of common shares and preferred shares of Sadia will receive common shares of our company, and holders of American depositary shares representing preferred shares of Sadia will receive American Depositary Shares, or “ADSs,” representing common shares of our company. The proposed transaction is described in more detail under “Item 4. Information on the Company-History and Development of the Company-Proposed Business Combination with Sadia” of our 2008 Annual Report on Form 20-F.

The business combination is subject to approval by Brazilian and foreign antitrust authorities. The Brazilian and foreign authorities could impose significant conditions to their approvals affecting our operations in the relevant jurisdictions, particularly where we have significant market share. On July 7, 2009, we entered into an agreement with the Brazilian antitrust authorities, under which we agreed to ensure the reversibility of business combination with Sadia until a final decision is made by these authorities. The agreement, among other things, prevents our company and Sadia from integrating their administrative, production and commercial operations.

SADIA S.A.

Sadia is a leader in almost every segment in which it is present within Brazil, with a product portfolio of over 700 items. According to ABEF, Sadia was the largest Brazilian exporter of poultry in 2008. According to ABIPECS, Sadia was the second largest Brazilian pork exporter and the largest Brazilian slaughterer in 2008. According to AC Nielsen, Sadia is also the largest Brazilian distributor of frozen and refrigerated meat-based products, and the leader in the Brazilian market for margarine. As of December 31, 2008, the Sadia Group had 60,580 employees. In 2008, Sadia sold 1,084.6 thousand tons of poultry, 133.8 thousand tons of pork, 56.1 thousand tons of beef and 1,051.3 thousand tons of processed products, including frozen and refrigerated meat-based products and margarine, generating gross operating revenues of R$12.2 billion.

Sadia believes that its high degree of vertical integration ensures control at all stages of production and distribution of products. Sadia’s operations include breeding farms for poultry and hog grandparent and parent stock, hatcheries, pork breeding centers, slaughterhouses, processing units, animal feed production plants, representative offices and distribution centers. Sadia pioneered the vertical integration of poultry and hog breeding in Brazil, initially in the state of Santa Catarina. Today, with the exception of beef, all operations employ a system of vertical integration. Sadia produces day-old chicks, turkeys and piglets and supplies them to rural producers (generally referred to as outgrowers), along with feed, transport, technical and veterinary assistance. The outgrowers raise such animals in highly productive breeding conditions and controlled hygienic-sanitary conditions, after which period Sadia pays the outgrowers a commission fee for their production when the outgrowers return the animals to Sadia for slaughtering.

Sadia exports around 1,000 different items to more than 100 countries, including Japan and Russia and various countries in the Middle East and Europe. It currently produces a range of products that includes: frozen, refrigerated, salted and smoked pork cuts, lard, bacon, ingredients for “feijoada” (a Brazilian pork and bean stew); frozen and refrigerated pork and chicken giblets; whole frozen and seasoned chickens; frozen and refrigerated poultry cuts and parts; marinated and partially cooked chicken parts; whole frozen and seasoned turkeys; frozen and seasoned turkey cuts and parts; breaded chicken parts; raw, cooked and smoked hams; “tender” gammons, hams, cold cuts and related products; “Parma-type” hams; smoked chickens and turkeys; cooked and smoked turkey hams and turkey-based cold cuts; partially cooked and frozen products, such as beef, turkey and chicken meatballs; beef, turkey and chicken-based hamburgers; pork, turkey and chicken based frankfurters; sausages; bolognas; salamis; coppa; turkey-based hams; cold cuts in general; chicken, meat and pork-based patés; beef, poultry and fish-based frozen ready-made dishes and pasta; frozen ready-made foods for heating and serving as meals and snacks, such as breaded poultry, fish and appetizers, frozen pizzas and refrigerated fresh pasta; and margarine and refrigerated desserts.

Sadia owns 18 plants across ten different states in Brazil and two plants abroad, in Kaliningrad, Russia and in Geleen, Netherlands. In addition, Sadia distributes its product line of over 1,000 items through distribution and sales centers located throughout Brazil, Latin America, the Middle East, Asia and Europe.

OUR INDUSTRY

We manage our business to target two markets: the Brazilian domestic market and the international export markets.

Domestic Market

Brazil is the fifth largest country in the world, both in terms of land mass and population. As of April 2009, Brazil had an estimated population of 191.5 million people, according to data from the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or “IBGE.” Brazil had a gross domestic product, or “GDP,” of R$2.9 trillion for 2008, representing an 11.2% increase over GDP of R$2.6 trillion for 2007, in each case in nominal terms. GDP per capita increased 4% in 2008 to R$15,240. The global economic crisis that erupted in 2008 significantly affected the Brazilian economy during the fourth quarter of 2008 and the first quarter of 2009. The Central Bank of Brazil (Banco Central do Brasil), or the “Central Bank,” forecasts that the Brazilian GDP in 2009 will decrease 0.71% compared to 2008. The inflation rate, as measured by the National Extended Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), or “IPCA,” published by the IBGE, was 4.5% in 2007 and 5.9% in 2008, continuing a trend of moderate inflation rates when compared with Brazil’s historical experience of high rates of inflation.

Brazil is a large consumer of meat, with per capita meat consumption of 87.8 kilograms in 2008, according to the USDA. However, demand for poultry, pork and beef products in the domestic market is directly affected by economic conditions in Brazil. The overall trend towards improved economic conditions in recent years has generally supported increased demand for processed food products, as well as traditional fresh and frozen poultry and pork products.

According to the USDA, Brazil is the world’s sixth largest producer, exporter and consumer of milk, with 28.9 million tons of milk produced in 2008. The USDA projects a 5% growth in Brazilian production for 2009.

Export Markets

The global trade in poultry, pork and beef products has been growing in recent years, according to the USDA, and meat imports by the major consuming countries continue to grow. In 2008, due to global economic growth in the prior years, Brazilian exports of meat (chicken, pork and beef) reached the highest level in years, totaling 5.5 million tons, 0.9% higher than 2007 external sales, according to the ABEF, ABIPECS, Brazilian Beef Exporters Association (Associação Brasileira das Indústrias Exportadoras de Carne), or “ABIEC,” and the Brazilian Bureau of Foreign Commerce (Secretaria de Comércio Exterior), or “SECEX,” although the global trade in these products has been negatively affected by the global economic crisis. We believe that sales of poultry, pork and beef products will continue to expand over the long term.

Brazil has become a leading participant in export markets on a global basis because of natural competitive advantages, including low animal feed and labor costs, and gains in efficiencies in animal production. We, like other large Brazilian producers, have built on these advantages to develop the scope and scale of our businesses.

Traditionally, Brazilian producers have emphasized exports of frozen whole and cut poultry, and frozen pork and beef cuts. These products, which are similar to commodities in nature, continue to account for a substantial portion of export volumes in recent years. More recently, Brazilian food companies have begun to expand sales of processed food products. We anticipate that, over the next several years, we will sell higher volumes of frozen whole and cut poultry and frozen pork and beef cuts, and increasingly more substantial volumes of processed food products.

RECENT DEVELOPMENTS

In connection with our proposed business combination with Sadia, our shareholders approved on July 8, 2009 the following actions: (1) to change the name of our company to BRF—Brasil Foods S.A.; (2) to move our registered offices to the City of Itajaí in the State of Santa Catarina; and (3) to increase the size of our board of directors to eleven members from eight and implement a co-chairmen structure for the board. Concurrently with these approvals, the following individuals were elected as additional members of our board of directors:

Luiz Fernando Furlan.  Mr. Furlan is also a Co-Chairman of our board of directors. Mr. Furlan was Chairman of the board of directors of Sadia. He was also a Minister of Development, Industry and Foreign Trade of Brazil from 2003 of to 2007. Previously, he was Chairman of the Board of Directors of Sadia (1993-2002), where he had worked since 1976, and also served on the boards of international corporations such as Panamco (Pan American Beverages, Inc.—USA) 1994-1998. He joined the advisory councils of IBM—Latin America, Embraco S.A. (Brasmotor—Brazil). and ABN Amro Bank (Brazil) and was President of ABEF (Brazilian Chicken Exporters Association), ABIOVE (Vegetal Oil Industries Association), ABRASCA (Brazilian Association of Public Owned Companies), Co-President of the MEBF (Mercosur-European Union Business Forum), Vice President of FIESP (São Paulo Entrepreneurs Association). At present, he is also Chairman of Amazonas Sustainability Foundation and Director on the boards of Redecard S.A., Amil Participações S.A., Telecomunicações de São Paulo S.A—Telesp and Telefónica S.A. (Spain), and member of the International Advisory Boards of Panasonic (Japan) and McLarty Associates (USA). Mr. Furlan owns 1,650,273 of our common shares.

Walter Fontana Filho.  Mr. Fontana Filho was the Chief Executive Officer of Sadia from 1994 to 2005, with previous experience as Commercial Vice President Director and Domestic Commercial Director. Mr. Fontana holds undergraduate and graduate degrees in Economics from Pontificia Universidade Católica, with a specialization in Business Marketing from Fundação Getúlio Vargas. Mr. Fontana Filho owns 987 of our common shares.

Vicente Falconi Campos.  Mr. Falconi Campos has been a member of the board of directors of Sadia since 2002. He was a founding partner of the Institute of Managerial Development (INDG). He was a consultant to the Brazilian government on the Energy Crisis Committee and is a member of the board of AmBev. Mr. Falconi Campos holds an undergraduate degree in engineering from Universidade Federal de Minas Gerais and a PhD from Colorado School of Mines.

RISKS RELATED TO OUR BUSINESS

We face risks and uncertainties that may affect our future financial and operating performance, including, among others, the following:

➢	the implementation of the principal operating strategies of the Company, including integration of current acquisitions as well as the conclusion or acquisition or joint venture transactions or other investment opportunities that may occur in the future;

➢	the cyclicality and volatility of raw materials and selling prices; health risks related to the food industry;

➢	the risk of outbreak of animal diseases—in particular, avian influenza and A(H1 N1) influenza;

➢	more stringent trade barriers in key export markets and increased regulation of food safety and security;

➢	strong international and domestic competition;

➢	general economic, political and business conditions in our company’s markets, both in Brazil and abroad;

➢	interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar and other currencies;

➢	the declaration or payment of dividends;

➢	the direction and future operation of our company;

➢	the implementation of the our financing strategy and capital expenditure plans; and

➢	the factors or trends affecting the our financial condition or results of operation. See “Risk factors.”

Our principal executive offices are at Avenida Escola Politécnica, 760, Jaguaré, 05350-901, São Paulo—SP, Brazil, and our telephone number at this address is +55-11-3718-5301/5306.

Our internet address is www.perdigao.com.br/ri. The information on our website is not incorporated by reference into this prospectus.

The offering

Issuer	BRF—Brasil Foods S.A. (formerly named Perdigão S.A.).

Global offering	The global offering consists of the international offering and the concurrent Brazilian offering.

International offering	common shares, including common shares in the form of ADSs representing common shares, are being offered through the international underwriters (which, in the case of the common shares, will act as placement agents on behalf of the Brazilian underwriters) in the United States and other countries outside Brazil. The common shares purchased by any investor outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares is being underwritten by the Brazilian underwriters named elsewhere in this prospectus supplement. Any investor outside Brazil purchasing common shares must be authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM.

Brazilian offering	Concurrently with the international offering, common shares are being offered by the Brazilian underwriters in Brazil to Brazilian investors.

ADSs	Each ADS represents two common shares. ADSs will be evidenced by American depositary receipts, or “ADRs.”

Offering price	The public offering price for the international offering for the ADSs is set forth on the cover page of this prospectus supplement. The offering price for the common shares, which is also set forth on the cover page, is the approximate per common share real equivalent of the offering price per ADS in the international offering, based upon the selling rate of R$ to U.S.$1.00 as of July , 2009 and the ratio of two common shares to one ADS.

Over-allotment option	We have granted Banco UBS Pactual S.A. an option to purchase up to 17,250,000 additional common shares within 30 days from the date of the publication, in Brazil, of the announcement of commencement of the offering, solely to cover over-allotments, if any.

Use of proceeds	We estimate that the net proceeds from the global offering (after deducting transaction expenses) will be approximately R$4,483.4 million. We intend to use the net proceeds from the global offering to reduce short-term debt following the business combination with Sadia, and for general corporate purposes. See “Use of proceeds.”

Share capital before and after the global offering	Our share capital consists of 244,595,660 common shares (excluding 430,485 treasury shares). Immediately after the global offering, we will have 359,595,660 common shares outstanding, assuming no exercise of the over-allotment option.

Voting rights	Holders of our common shares have full voting rights, as described in “Description of Share Capital—Rights of Common Shares” in the accompanying prospectus.

Holders of ADSs do not have voting rights, but may instruct the ADR depositary how to vote the common shares underlying their ADSs under the circumstances described in the ADR deposit agreement. See “Description of American Depositary Shares—Voting Rights” in the accompanying prospectus.

Dividends	Under our by-laws, we are required to distribute a minimum dividend of not less than 25% of our annual net income, as calculated under Brazilian GAAP and adjusted as required by the Brazilian Corporation Law (which may differ significantly from net income under U.S. GAAP), unless our board of directors recommends not to distribute dividends due to our financial condition and our shareholders approve that recommendation. We may also pay dividends in the form of interest on shareholders’ equity. See “Dividends and Dividend Policy” in the accompanying prospectus.

The holders of ADSs will be entitled to receive dividends to the same extent as the owners of our common shares, subject to deduction of any fees and charges of the depositary for the ADSs.

Listings	Our common shares are listed on the Novo Mercado of the São Paulo Stock Exchange under the symbol “PRGA3”. The ADSs are listed on The New York Stock Exchange under the symbol “PDA”. See “Market information—São Paulo Stock Exchange corporate governance standards.”

Pro rata subscription rights of existing Brazilian shareholders	Shareholders of our company and shareholders of Sadia that are residents of or domiciled in Brazil will be given the opportunity to subscribe for shares in the Brazilian offering on a priority basis at the price to the public to the extent necessary to preserve their ownership percentages as of a record date to be determined and, subject to certain terms and conditions, to subscribe for shares the priority right in respect of which is not exercised. The priority subscription procedure will not be made available to shareholders of our company and shareholders of Sadia that are not residents of or domiciled in Brazil. The number of common shares available for sale in the global offering to investors that are not residents of or domiciled in Brazil will be reduced to the extent that existing shareholders of our company and shareholders of Sadia that are residents of or domiciled in Brazil subscribe on the priority basis for common shares in the Brazilian offering.

Lock-up agreement	We have agreed with the underwriters, subject to certain exceptions described in “Underwriting,” not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC or the CVM a registration statement relating to, any additional common shares or ADSs or securities convertible into or exchangeable or exercisable for any of our common shares or ADSs or warrants or other rights to purchase any shares or ADSs, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, for a period of 90 days after the date of this prospectus supplement, without the prior written consent of UBS Securities LLC, J.P. Morgan Securities Inc. and Santander Investment Securities Inc., as representatives of the international underwriters. Substantially all of our directors and executive officers have agreed to substantially similar lock-up provisions, subject to certain exceptions.

ADR depositary	The Bank of New York Mellon.

Risk factors	See “Risk factors” and the other information in this prospectus supplement and incorporated by reference herein before investing in the ADSs or common shares.

Expected timetable for the global offering (subject to change):

Commencement of marketing of the global offering	July 10, 2009
Announcement of offer price	July 22, 2009
Allocation of ADSs and common shares	July 22, 2009
Settlement and delivery of ADSs and common shares	July 27, 2009

Unless otherwise specifically stated, the information in this prospectus supplement assumes Banco UBS Pactual S.A. does not exercise its option to purchase up to 17,250,000 additional common shares to cover over-allotments, if any.

Risk factors

Prospective purchasers of our common shares or the ADSs should carefully consider the risks described below, those risks described in our annual report on our 2008 Annual Report Form 20-F under “Part I, Item 3D: Key Information—Risk Factors,” in the second Current Report on Form 6-K filed on July 10, 2009, which contains, among other things, important additional risks relating to Sadia set forth in Exhibit 99.8 thereto, under the caption “Risk Factors,” and any other document incorporated by reference in this prospectus supplement and accompanying prospectus, as well as the other information in this prospectus supplement and accompanying prospectus, before deciding to purchase any common shares or ADSs. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occurs, and as a result, the market prices of our common shares or the ADSs could decline and you could lose all or part of your investment.

RISKS RELATING TO THE PROPOSED SADIA TRANSACTION

Our proposed business combination with Sadia is subject to antitrust approvals, and any antitrust approval could be conditioned on divestment of a portion of our business.

On May 19, 2009, we signed a merger agreement with Sadia that contemplates a business combination between us and Sadia. In the business combination, Sadia is expected to become our wholly owned subsidiary. Holders of common shares and preferred shares of Sadia are expected to receive common shares of our company, and holders of ADSs representing preferred shares of Sadia are expected to receive ADSs representing common shares of our company. The transaction is described in more detail under “Item 4. Information on the Company-History and Development of the Company-Proposed Business Combination with Sadia” of our 2008 Annual Report on Form 20-F.

In accordance with Brazilian law, we and Sadia submitted a summary of the terms and conditions of the business combination and other information about each company to the Brazilian Conselho Administrativo de Defesa Econômica (the Brazilian government agency with antitrust decision making authority, or “CADE”) on June 8, 2009. After an analysis by the Secretaria de Acompanhamento Econômico (the Economic Policy Bureau of the Ministry of the Treasury, or “SEAE”) and the Secretaria de Direito Econômico (the Economic Law Office of the Ministry of Justice, or “SDE”), the CADE will determine whether the business combination negatively impacts consumer conditions in the relevant markets in which we and Sadia compete or whether they would negatively affect consumers. Brazilian antitrust law does not prevent parties from closing a transaction on a provisional basis until the Brazilian antitrust authorities render a final decision. However, on July 7, 2009, we entered into an agreement (an Acordo de Preservação da Reversibilidade da Operação”) with the CADE, under which we agreed to ensure the reversibility of the business combination until a final decision is made by such authorities. If the business combination is approved, it will be retroactive to the date the transaction closed; however, if the business combination is not approved, it will be unwound retroactively to the closing date. As a condition to approving the transaction, the Brazilian antitrust authorities could impose significant conditions or performance commitments on the combined company, including commitments to divest from certain businesses, risks and product lines, trademarks or production facilities. Any such conditions could materially adversely affect our financial performance and prospects.

The business combination is subject to approval by foreign antitrust authorities. Like the Brazilian authorities, those antitrust authorities could impose significant conditions to their approvals affecting our operations in those regions, particularly in regions in which we have a significant market share. Any such conditions could materially adversely affect our export revenues and growth strategy.

Risk factors

Our proposed business combination with Sadia is subject to approvals (in addition to antitrust approvals) as well as other uncertainties.

Our proposed business combination with Sadia is subject to a number of conditions, in addition to the European antitrust approval described in the preceding risk factor, including the following:

➢	the approval by the shareholders of our company of a series of corporate actions, including (1) the change in our company’s name, (2) the change in the location of our headquarters to Itajaí in the State of Santa Catarina, (3) changes in the composition of our board of directors, (4) the increase in our share capital necessary for the issuance of shares in connection with the business combination and related equity financing, and (5) the merger of shares (incorporação de ações) by which a holding company that will hold a controlling interest in Sadia will become a subsidiary of our company; and

➢	the approval by the shareholders of Sadia of a number of actions, including (1) the disposition of Concórdia Financeira, (Sadia’s banking and brokerage subsidiary), which will not be included in the combined company and (2) changes to the composition of Sadia’s board of directors.

If we are unable to obtain the necessary approvals, our proposed business combination with Sadia would not be consummated, and we would be unable recover any costs that we have incurred and will incur in connection with the business combination, nor would we be able to realize its expected benefits.

In addition, although it is not a condition to the consummation of the business combination, both we and Sadia have agreed to use our best efforts to obtain any necessary waivers and consents from financial institutions under any contracts that contain covenants or events of default that would be triggered by the business combination. A significant portion of our outstanding indebtedness contains provisions that may require prepayment or trigger acceleration due to the transaction. We believe that Sadia had at least R$4.9 billion in aggregate principal amount of outstanding indebtedness containing such provisions as of May 31, 2009, including certain derivative instruments. If we or Sadia are unable to obtain consents under any of this indebtedness, we may find it necessary to refinance that indebtedness, which could significantly increase the costs of the business combination.

We expect to raise equity financing before the completion of the business combination, and if the business combination does not close, we will have complete discretion as to the use of the net proceeds of that financing.

We have previously announced that we plan to raise equity financing to provide gross proceeds in the amount of approximately R$4.0 billion before the consummation of the transaction. The purpose of this equity financing is to enhance the capital base of the combined company resulting from the combination of our company and Sadia. If we undertake this equity financing, it will not be conditioned upon the consummation of the business combination, and if we do not consummate the business combination, we do not currently have any specific use for the net proceeds of the financing. We may, for example, use the net proceeds to acquire or invest in other businesses or product lines, refinance indebtedness or for other uses. We will have complete discretion as to the use of those proceeds and may use them in ways with which investors do not agree or in ways that do not improve our profitability.

The proposed equity financing would also lead to significant dilution in the ownership percentages of the current holders of our common shares or ADSs representing our common shares.

This description of a potential equity offering does not constitute an offer to sell or the solicitation of an offer to buy any securities of our company.

Risk factors

If we complete the business combination, we may not realize the expected benefits of the transaction, in the timeframe anticipated or at all, because of integration or other challenges.

Achieving the expected benefits of the proposed business combination with Sadia will depend on the timely and efficient integration of the operations, business cultures, marketing practices, branding and personnel of BRF and Sadia. This integration may not be completed as quickly as expected, and any failure to effectively integrate the two companies or any delay in that integration could increase our costs, adversely affect our margins, adversely affect our financial condition or have other negative consequences. The challenges involved in the integration include, among others, the following:

➢	devising a coherent marketing and branding strategy in our domestic market and our export markets that takes into account the relative strengths of BRF’s and Sadia’s marketing and brands in each of those markets and across their many product lines;

➢	integrating two of the largest customer distribution networks in Brazil, as well as distribution networks in BRF’s and Sadia’s export markets;

➢	integrating the extensive production facilities of BRF and Sadia in several Brazilian states;

➢	the potential loss of key customers of BRF or Sadia, or both;

➢	the potential loss of key officers of BRF or Sadia, or both;

➢	distraction of management from the ongoing operations of the company;

➢	aligning the standards, processes, procedures and controls of BRF and Sadia in the operations of the combined companies; and

➢	increasing the scope, geographic diversity and complexity of our operations.

The proposed business combination with Sadia is significantly larger than any transaction that either we or Sadia has undertaken in the past, and any combination of the challenges described above could adversely affect our results of operations and prospects and the market price of the common shares or ADSs of the combined company.

Sadia’s use of derivative financial instruments has negatively affected its results of operations, especially in a volatile and uncertain market.

Sadia has used derivative financial instruments to manage the risk profile associated with interest rates and currency exposure of its debt. For the year ended December 31, 2008, Sadia had a net loss of approximately R$2,365.8 million from financial instruments as compared to a net gain of R$191.6 million in 2007. These losses resulted from a variety of factors, including losses related to changes in the fair value of cross-currency swaps, other currency derivatives attributable to the variation of the U.S. dollar against the real. Companies experienced a period of greater volatility in the global financial and securities markets as part of the worsening of the crisis, which started in 2007. The financial crisis significantly and negatively affected the valuation of Sadia’s derivative instruments portfolio, primarily the valuation of foreign exchange options and currency derivatives related to debt. As a result of increased volatility and variation of the real against the U.S. dollar, there were significant changes in the fair value of Sadia’s derivative instruments portfolio, which triggered the need to make deposits in margin accounts with the counterparties and to incur additional indebtedness to make margin deposits or to settle some of these derivative transactions, negatively affecting Sadia’s liquidity. To the extent that any of these factors persist in 2009, Sadia may continue to incur net losses from its derivative financial instruments.

The current financial crisis, which has continued into 2009, could also negatively affect Sadia’s derivative financial instruments by weakening the creditworthiness and viability of the financial institutions which act as the counterparties to its derivative transactions. The risk of counterparty default is currently higher in light of existing capital market and economic conditions. Reduced liquidity

Risk factors

or financial losses resulting from exposure to the risk of counterparties could have a material adverse effect on Sadia’s cash flow and financial condition. The current economic environment could cause Sadia’s counterparties to breach their obligations under Sadia’s contracts with them by failing to pay Sadia amounts that may become due under its derivative contracts or to seek bankruptcy protection. The instability and uncertainty in the financial markets has also made it difficult to assess the risk of counterparties to derivatives contracts. Any of the foregoing could adversely impact Sadia’s business, financial condition and results of operations.

Furthermore, the fair value of derivative instruments fluctuates over time as a result of the effects of future interest rates, exchange rates and financial market volatility. These values must be analyzed in relation to the fair values of the underlying transactions and as part of our overall exposure to fluctuations in interest rates and foreign exchange rates. Since valuation is imprecise and variable, it is difficult to accurately predict the magnitude of the risk posed by the use of derivative financial instruments going forward and to state with certainty that Sadia will not be negatively affected by its derivative financial positions.

Derivative financial instruments are generally subject to margin calls in case the threshold set by the counterparties is exceeded. In certain scenarios, the cash required to cover margin calls may be substantial and may reduce the funds available to Sadia for its operations or other capital needs. Some of Sadia’s derivatives contracts have clauses that reduce the threshold amounts after certain pre-defined credit downgrades by the credit agencies. The change in mark-to-market of some of Sadia’s derivative financial instruments is reflected in its income statement introducing volatility in Sadia’s interest net income and related ratios.

Sadia is subject to significant potential liabilities in connection with litigation, which would become potential liabilities of our combined company after the completion of the business combination.

Sadia’s businesses are subject to regulation under a wide variety of Brazilian, U.S. federal, state and foreign laws, regulations and policies. Sadia, in particular, is subject to a variety of legal proceedings and legal compliance risks. Sadia’s businesses and the industries in which we operate are at times reviewed or investigated by regulators, which could lead to enforcement actions, fines and penalties or the assertion of private litigation claims and damages. Sadia is a party to a wide range of agreements, contracts and joint ventures with other companies, which could potentially result in litigation if the parties cannot find a common understanding on the issues in dispute.

In the fall of 2008, the real suffered a strong devaluation, including in relation to the U.S. dollar. As a result of such devaluation, it had sustained significant losses on foreign exchange derivative transactions. In connection therewith, Sadia sold certain of its long-term financial investments to be able to make deposits in margin accounts related to the currency derivatives, which resulted in further losses due to the decrease in the value of such financial instruments as a result of the global economic crisis. In connection with these losses, Sadia, as well as certain individuals who were officers and/or directors of Sadia during the events at issue, were named in five lawsuits in U.S. courts alleging various violations of U.S. federal securities laws related to losses that Sadia incurred with respect to foreign exchange derivative contracts. These five actions have since been consolidated in a single class action lawsuit.

In addition, on May 15, 2009, Sadia received a letter from the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários), or “CVM,” informing Sadia that the CVM had initiated a preliminary analysis of possible liability of certain individuals who were officers and/or directors of Sadia for losses in connection with the derivative transactions in 2008. The letter states that the proceeding is still at a preliminary stage, and the CVM has not yet specified which crimes have been committed, or whether any crimes have been committed at all.

Risk factors

It is not possible to predict whether additional suits will be filed in connection with such derivative losses or what the outcome of any such litigation will be. Although Sadia intends to contest the current lawsuits vigorously, it is possible that there could be unfavorable outcomes in these or other proceedings. At the current stage of the proceedings, it is not possible to determine the probability of loss and/or the amounts involved in any potential loss and the expenses that will be incurred in defending these lawsuits.

Adverse results in proceedings involving Sadia and/or the incurrence of significant litigation expenses could be material to its business, operations, financial position, profitability or cash flows. If our proposed business combination with Sadia is consummated, Sadia will become our wholly owned subsidiary and we will be subject to any adverse outcomes arising out of proceeedings involving Sadia. Any such adverse results could therefore be material to our business, operations, financial position, profitability or cash flows.

Sadia is subject to significant tax and other potential liabilities in connection with litigation in Brazil, and these would be potential liabilities of our consolidated company after the completion of the business combination.

Sadia has significant tax and other potential liabilities in connection with litigation in Brazil. As of December 31, 2008, these liabilities included (1) tax proceedings in the aggregate amount of R$1,818.5 million (of which Sadia had recorded provisions for probable losses of R$50.9 million (R$22.6 million of income and social contribution payables and R$28.3 million of other tax proceedings)), (2) civil proceedings in the aggregate amount of R$116.6 million (of which Sadia had recorded provisions for probable losses of R$10.2 million) and (3) labor claims in the aggregate amount of R$67.6 million (of which Sadia had recorded provisions for probable losses of R$28.1 million). The difference between the amounts recorded as provisions for probable losses in each of these categories and the total amounts represent liabilities that Sadia’s management has judged to be possible or remote, and Sadia did not, therefore, record any provision in its financial statements for these contingencies. The losses to Sadia could, therefore, be significantly higher than the amounts for which Sadia has recorded provisions. Even for the amounts recorded as provisions for probable losses, a judgment against Sadia would have an effect on Sadia’s cash flow if it is required to pay those amounts. Sadia may therefore incur significant losses and expenses defending these lawsuits, which could materially adverse its results of operations and financial condition, and these would be potential liabilities of our consolidated company after the completion of the business combination.

Sadia is more highly leveraged than our company, and if we are unable to refinance a significant portion of its indebtedness in connection with the business combination, we would be subject to the risks associated with a higher level of indebtedness.

Sadia currently has a substantial amount of debt and may incur more debt in the future. As of December 31, 2008, Sadia had total debt of R$8,844.3 million, of which approximately 42.2% (R$3,729.6 million) was denominated in Brazilian reais and approximately 57.8% (R$5,114.7 million) was denominated in foreign currency (primarily U.S. dollars). In addition, as of December 31, 2008, Sadia had R$913.6 million of negative working capital (defined as total current assets minus total current liabilities) and off-balance sheet obligations in the aggregate amount of R$537.7 million. If we are unable to refinance a significant portion of Sadia’s indebtedness in connection with the business combination transaction, Sadia’s significant level of debt could have important consequences for us, including:

➢	requiring that a substantial portion of our cash flows from operations be used for the payment of principal and interest on its debt, reducing the funds available for our operations or other capital needs;

Risk factors

➢	limiting our flexibility in planning for, or reacting to, changes in its business and the industry in which we operate because our available cash flow after paying principal and interest on our debt might not be sufficient to make the capital and other expenditures necessary to address these changes;

➢	increasing our vulnerability to general adverse economic and industry conditions because, during periods in which we experience lower earnings and cash flows, we would be required to devote a proportionally greater amount of our cash flows to paying principal and interest on debt;

➢	limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions and general corporate requirements;

➢	making it difficult for us to refinance our indebtedness or to refinance such indebtedness on terms favorable to us, including with respect to existing accounts receivable securitizations;

➢	placing us at a competitive disadvantage compared to competitors that are relatively less leveraged and that may be better positioned to withstand economic downturns; and

➢	exposing our current and future borrowings made at floating interest rates to increases in interest rates.

Sadia has substantial debt that matures in each of the next several years beyond 2009, and if we are unable to refinance a significant portion of its indebtedness in connection with the business combination, we may not be able to comply with its upcoming payment obligations.

Sadia currently has a substantial amount of debt and may incur significant additional debt in the future. As of December 31, 2008, it had R$8,844.3 million of total debt, of which approximately 42.2% (R$3,729.6 million) was denominated in Brazilian reais and approximately 57.8% (R$5,114.7 million) was denominated in foreign currency (primarily U.S. dollars). Of its total debt as of December 31, 2008, approximately 34.4% (R$3,037.8 million) was short-term debt, and approximately 16.1% (R$1,421.8 million) was the current portion of the long-term debt and 49.6% (R$4,384.7 million) was long-term debt. Sadia has a substantial amount of debt maturing in the next several years, including debt with an aggregate principal amount of approximately R$1,125.8 million, R$938.7 million and R$663.7 million maturing in 2010, 2011 and 2012, respectively. In addition, as of December 31, 2008, Sadia had R$913.6 million of negative working capital (defined as total current assets minus total current liabilities) and off-balance sheet obligations in the aggregate amount of R$537.7 million. If we are unable to refinance a significant portion of Sadia’s indebtedness in connection with the business combination, we may face difficulties in paying that debt as it matures beyond 2009.

The global stock and credit markets have recently experienced extreme disruption, including severely diminished liquidity, constrained credit availability and extreme volatility in securities prices. These factors and the continuing market disruption may have an adverse effect on our and, in particular, Sadia’s ability to refinance future maturities, including a significant portion of its indebtedness in connection with the business combination. Continued uncertainty in the stock and credit markets may also negatively impact our ability to access additional short-term and long-term financing before or after completion of the business combination with Sadia on reasonable terms or at all, which could negatively impact our liquidity and financial condition.

In addition, Sadia’s credit ratings have recently been downgraded by Standard & Poor’s and by Moody’s. The disruptions in the financial and credit markets also may continue to adversely affect Sadia’s credit ratings. Any further deterioration of Sadia’s credit ratings or creditworthiness might negatively impact the availability of financing to our company following consummation of the business combination and the terms on which we could refinance Sadia’s debt, including the imposition of more restrictive covenants and higher interest rates.

Risk factors

In the years beyond 2009, if we are unable to refinance a significant portion of Sadia’s indebtedness in connection with the business combination and:

➢	the current pressures on credit continue or worsen,

➢	Sadia’s operating results worsen significantly,

➢	Sadia is unable to complete any necessary divestitures of non-core assets and its cash flow or capital resources prove inadequate, or

➢	Sadia is unable to refinance any debt that becomes due, we could face liquidity problems and may not be able to pay our or Sadia’s outstanding debt when due, which could have a material adverse effect on our business and financial condition.

If we are unable to refinance a significant portion of Sadia’s indebtedness in connection with the business combination, the terms of Sadia’s indebtedness will impose significant operating and financial restrictions on us.

The instruments governing Sadia’s consolidated indebtedness impose significant operating and financial restrictions. These restrictions may limit, directly or indirectly, Sadia’s ability, among other things, to undertake the following actions:

➢	borrow money;

➢	make investments;

➢	sell assets, including capital stock of subsidiaries;

➢	guarantee indebtedness;

➢	enter into agreements that restrict dividends or other distributions from certain subsidiaries;

➢	enter into transactions with affiliates;

➢	create or assume liens; and

➢	engage in mergers or consolidations.

If we are unable to refinance a significant portion of Sadia’s indebtedness in connection with the business combination, these restrictions may, among other things:

➢	impede our ability, and the ability of our subsidiaries, to develop and implement refinancing plans in respect of Sadia’s debt; and

➢	limit our ability to seize attractive growth opportunities for our businesses that are currently unknown, particularly if we are unable to obtain financing or make investments to take advantage of these opportunities.

Although the covenants to which Sadia is subject have exceptions and qualifications, the breach of any of these covenants could result in a default under the terms of its other existing debt obligations. Upon the occurrence of such an event of default, all amounts outstanding under the applicable debt instruments and the debt issued under other debt instruments containing cross-default or cross-acceleration provisions, together with accrued and unpaid interest, if any, might become or be declared immediately due and payable. If such indebtedness were to be accelerated, we and Sadia may have insufficient funds to repay in full any such indebtedness.

In addition, in connection with the entry into new financings or amendments to existing financing arrangements, Sadia and its subsidiaries’ financial and operational flexibility may be further reduced as a result of more restrictive covenants, requirements for security and other terms.

Risk factors

The consummation of the business combination with Sadia might result in an event of default, a termination event or a breach of covenants under certain instruments governing a portion of Sadia’s indebtedness.

Under instruments governing at least R$4.9 billion of Sadia’s indebtedness as of May 31, 2009, including certain derivative financial instruments, the consummation of the business combination with Sadia may result in an event of default, a termination event or a breach of one or more covenants, as applicable. In particular, the consummation of the business combination will result in a change of control of Sadia. As a result, following the announcement of the business combination with Sadia, Sadia has engaged in discussions with its lenders and counterparties under those debt instruments with change of control provisions or other provisions triggered by the transaction in order to seek waivers or consents of those provisions. Sadia may be required to pay a premium or a penalty to its lenders or counterparties in order to receive waivers or consents, or they may be unable to obtain these waivers or consents. If they are unable to obtain such waivers or consents, Sadia may find it necessary to prepay the indebtedness outstanding under those debt instruments. We can give no assurances as to whether any of Sadia’s lenders and/or counterparties under the applicable debt instruments will agree to grant its waiver or consent or that Sadia will otherwise be able to prepay the indebtedness outstanding under such debt instruments.

If Sadia is unable to obtain all necessary waivers or consents before the consummation of the business combination, we may be required to incur significant expense to obtain them or to prepay or refinance the relevant indebtedness. Our agreement with Sadia requires them to use best efforts to obtain the waivers or consents but does not condition the consummation of the business combination upon Sadia’s ability to obtain them. If we find it necessary to prepay or refinance any indebtedness of Sadia containing change of control or other provisions triggered by the business combination, we may need to obtain financing to enable us to do so, and this could accelerate or exacerbate the risks relating to Sadia’s indebtedness that we highlight above.

Debt service requirements under Sadia’s U.S. dollar-denominated debt obligations could heighten our exposure to the risk of fluctuations in the real-U.S. dollar exchange rate.

A substantial portion of the Sadia’s outstanding debt is denominated in foreign currencies, primarily U.S. dollars. As of December 31, 2008, Sadia’s U.S. dollar denominated debt represented approximately 57.8% (R$5,114.7 million) of its total debt (not giving effect to its currency-related derivatives as of such date). Sadia’s existing U.S. dollar-denominated debt, however, must be serviced by funds generated from sales by its subsidiaries, the majority of which is not denominated in U.S. dollars. Consequently, when it does not generate sufficient U.S. dollar revenues to cover that debt service, Sadia must use revenues generated in reais or other currencies to service its U.S. dollar-denominated debt. Depreciation in the value of the real or any of the other currencies of the countries in which Sadia operates, compared to the U.S. dollar, could adversely affect its ability to service its debt. In 2008, Sadia’s U.S. dollar-denominated operations, together, generated approximately 76.2% of its total net sales in real terms and some of the currencies in which its revenues are denominated suffered material depreciations against the U.S. dollar. If the business combination in consummated, a devaluation in the value of the real, euro or any of the other currencies of the countries in which the combined business operates, compared to the U.S. dollar, could therefore adversely affect our ability to service this Sadia debt. For example, in 2008 the real depreciated approximately 31.9% against the U.S. dollar, the euro depreciated approximately 5.9% against the U.S. dollar and the British sterling pound depreciated approximately 27.3% against the U.S. dollar. Foreign currency hedge agreements may not be effective in covering these currency-related risks.

Risk factors

We may incur additional costs in relation to Sadia’s internal controls and information systems.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002 as well as SEC rules relating to internal controls over financial reporting, which require that our management annually evaluate the effectiveness of our internal control over financial reporting and disclose the results of that evaluation in this Annual Report. In addition, SEC rules require that our independent auditors prepare an attestation report regarding the effectiveness of our internal control over financial reporting. Although Sadia is a publicly held company in the United States and is also subject to these rules, our management’s report, and our independent auditors’ attestation report, on internal controls for the year ended December 31, 2008 does not address Sadia’s internal control over financial reporting. We may find it necessary to incur expenses and spend time to correct deficiencies and implement additional training. If these deficiencies are serious, and if we cannot remedy them before the filing of our Annual Report on Form 20-F for the next fiscal year, we may not be able to conclude that our internal controls are effective. If this were to occur, investors might lose confidence in our financial statements and the price of our stock could fall.

RISKS RELATING TO THE OFFERING, OUR COMMON SHARES AND THE ADSs

Holders of ADSs may find it difficult to exercise voting rights at our shareholders’ meetings.

Holders of ADSs may exercise voting rights with respect to our common shares represented by ADSs only in accordance with the deposit agreement governing the ADSs. Holders of ADSs will face practical limitations in exercising their voting rights because of the additional steps involved in our communications with ADS holders. For example, we are required to publish a notice of our shareholders’ meetings in specified newspapers in Brazil. Holders of our common shares will be able to exercise their voting rights by attending a shareholders’ meeting in person or voting by proxy. By contrast, holders of ADSs will receive notice of a shareholders’ meeting by mail from the ADR depositary following our notice to the depositary requesting the depository to do so. To exercise their voting rights, holders of ADSs must instruct the ADR depositary on a timely basis. This voting process necessarily will take longer for holders of ADSs than for holders of our common shares. If the ADR depositary fails to receive timely voting instructions for all or part of the ADSs, the depositary will assume that the holders of those ADSs are instructing it to give a discretionary proxy to a person designated by us to vote their ADSs, except in limited circumstances.

Holders of ADSs also may not receive the voting materials in time to instruct the depositary to vote our common shares underlying their ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of ADSs or for the manner of carrying out those voting instructions. Accordingly, holders of ADSs may not be able to exercise voting rights, and they will have little, if any, recourse if the common shares underlying their ADSs are not voted as requested.

Non-Brazilian holders of ADSs and common shares may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company and our shareholders may have less extensive rights.

Holders of ADSs will not be direct shareholders of our company and will be unable to enforce the rights of shareholders under our by-laws and the Brazilian Corporation Law.

Our corporate affairs are governed by our by-laws and the Brazilian Corporation Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the State of Delaware or New York, or elsewhere outside Brazil. Even if a holder of ADSs surrenders its ADSs and becomes a direct shareholder, its rights as a holder of our common shares under the Brazilian Corporation Law to protect its interests relative to actions by our board of directors or executive officers may be fewer and less well-defined than under the laws of those other jurisdictions.

Risk factors

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are subject to different levels of regulations and supervision than the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our common shares and the ADSs at a potential disadvantage. Corporate disclosures also may be less complete or informative than for a public company in the United States or in certain other countries.

Non-Brazilian holders of ADSs and common shares may face difficulties in serving process on or enforcing judgments against us and other persons.

We are a corporation (sociedade anônima) organized under the laws of Brazil, and all of our directors and executive officers and our independent public accountants reside or are based in Brazil. Most of the assets of our company and of these other persons are located in Brazil. As a result, it may not be possible for non-Brazilian holders of ADSs and common shares to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders may face greater difficulties in protecting their interests in the case of actions by us or our directors or executive officers than would shareholders of a U.S. corporation.

Judgments of Brazilian courts with respect to our common shares may be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of the common shares, we may not be required to discharge our obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation in Brazil to pay amounts denominated in a currency other than reais may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then prevailing exchange may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the common shares or the ADSs.

Holders of ADSs and non-Brazilian holders of our common shares may be unable to exercise preemptive rights and tag-along rights with respect to our common shares underlying the ADSs.

Holders of ADSs and non-Brazilian holders of our common shares may be unable to exercise the preemptive rights and tag-along rights relating to our common shares (including common shares underlying ADSs) unless a registration statement under the U.S. Securities Act of 1933, as amended, or the “Securities Act,” is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights, and we cannot assure you that we will file any such registration statement. Unless we file a registration statement or an exemption from registration is available, a holder may receive only the net proceeds from the sale of his or her preemptive rights or tag-along, or if these rights cannot be sold, they will lapse and the holder will receive no value from them.

Provisions in our by-laws may prevent efforts by our shareholders to change our control or management.

Our by-laws contain provisions that may discourage, delay or make more difficult a change in control of our company or removal of our directors. Subject to limited exceptions, these provisions require any

Risk factors

shareholder that acquires shares representing 20% or more of our share capital to, within 30 days from the date of such acquisition, commence a tender offer with respect to all of our share capital for a price per share equivalent to the greatest of: (1) the economic value of our company, which shall be equivalent to the arithmetic average of the mean points of the economic value ranges obtained in two appraisal reports prepared based on the discounted cash flow method, as long as the variation between these mean points shall not exceed 10%, in which case the economic value shall be determined through arbitration; (2) 135% of the issue price of the shares issued in any capital increase through a public offering that takes place within the 24-month period before the date on which the public offering shall become mandatory, duly adjusted in accordance with the IPCA variation up to the date of payment; and (3) 135% of the unit price of our shares within the 30-day period before the public offering. These provisions of our by-laws may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our shareholders.

Holders of ADSs could be subject to Brazilian income tax on capital gains from sales of ADSs.

Historically, any capital gain realized on a sale or other disposition of ADSs between non-Brazilian holders outside Brazil was not subject to Brazilian income tax. However, a December 2003 Brazilian law (Law No. 10,833) provides that “the acquirer, individual or legal entity resident or domiciled in Brazil, or the acquirer’s attorney-in-fact, when such acquirer is resident or domiciled abroad, shall be responsible for the retention and payment of the income tax applicable to capital gains earned by the individual or legal entity resident or domiciled abroad who disposes of property located in Brazil.” The Brazilian tax authorities have issued a normative instruction confirming that they intend to assess income tax on capital gains earned by non-Brazilian residents whose assets are located in Brazil. It is unclear whether ADSs representing our common shares, which are issued by the ADR depositary outside Brazil, will be deemed to be “property located in Brazil” for purposes of this law. Accordingly, we cannot determine whether Brazilian tax authorities will attempt to tax any capital gains arising from the sale or other disposition of the ADSs, even when the transaction is consummated outside Brazil between non-Brazilian residents.

Brazilian taxes may apply to a gain realized by a non-Brazilian holder on the disposition of common shares to another non-Brazilian holder.

The gain realized by a non-Brazilian holder on the disposition of common shares to another non-Brazilian holder (other than a disposition of shares held pursuant to Resolution No. 2,689, as amended, of the Brazilian Monetary Councel (Conselho Monetário Nacional, or “CMN”)) is generally viewed as being subject to taxation in Brazil. Pursuant to Law No. 10,833/03, Brazilian tax authorities may assess income tax on capital gains earned by non-Brazilian residents in transactions involving assets that are located in Brazil. In this case, the tax rate applicable on the gain would be 15% (or 25% in the case of a non-Brazilian holder organized under the laws of or a resident of a tax haven). For additional discussion of the tax consequences of a disposition of our common shares, see “Item 10. Additional Information-Taxation” of our 2008 Annual Report on Form 20-F.

The relative volatility and limited liquidity of the Brazilian securities markets may negatively affect the liquidity and market prices of our common shares and the ADSs.

The Brazilian securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States. The São Paulo Stock Exchange had a total market capitalization of R$1,375.3 billion, or U.S.$588.5 billion, at December 31, 2008 and an average daily trading volume of R$5,525.5 million for 2008. By contrast, the New York Stock Exchange had a market capitalization of U.S.$10.18 trillion at December 31, 2008 (U.S. domestic listed companies) and an average daily trading volume of U.S.$268.2 billion for 2008. The Brazilian securities markets are also characterized by considerable share concentration. The ten largest companies in terms of market capitalization

Risk factors

represented approximately 52.4% of the aggregate market capitalization of the São Paulo Stock Exchange at December 31, 2008. In addition, the ten most widely traded stocks in terms of trading volume accounted for approximately 59.6% of all shares traded on the São Paulo Stock Exchange in 2008. These market characteristics may substantially limit the ability of holders of the ADSs to sell common shares underlying ADSs at a price and at a time when they wish to do so and, as a result, could negatively impact the market prices of these securities.

Developments and the perception of risks in other countries, especially emerging market countries, may adversely affect the market prices of our common shares and the ADSs.

The market for securities issued by Brazilian companies is influenced, to varying degrees, by economic and market conditions in other emerging market countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or adverse economic conditions in other emerging market countries have at times resulted in significant outflows of funds from, and declines in the amount of foreign currency invested in, Brazil. For example, in 2001, after a prolonged recession, followed by political instability, Argentina announced that it would no longer continue to service its public debt. The economic crisis in Argentina negatively affected, for several years, investors’ perceptions of Brazilian securities. Economic or political crises in Latin America or other emerging markets may significantly affect perceptions of the risk inherent in investing in the region, including Brazil.

The Brazilian economy also is affected by international economic and market conditions generally, especially economic and market conditions in the United States. Share prices on the São Paulo Stock Exchange, for example, have historically been sensitive to fluctuations in U.S. interest rates as well as movements of the major U.S. stock indexes.

Developments in other countries and securities markets could adversely affect the market prices of our common shares or the ADSs and could also make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms or at all.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

Based on our financial statements, relevant market and shareholder data, and the projected composition of our income and valuation of our assets, including goodwill, we do not believe that we would be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for 2008, and we do not expect to be a PFIC for 2009 or in the future, although we can provide no assurances in this regard. If we become a PFIC, U.S. holders of our common shares or ADSs may become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, for any taxable year we will be classified as a PFIC for U.S. tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (which includes cash) by value in that taxable year which produce or are held for the production of passive income is at least 50%. The calculation of the value of our assets will be based, in part, on the quarterly market value of our common shares and ADSs, which is subject to change. See “U.S. Federal Income Tax Considerations-Passive Foreign Investment Company”.

Risk factors

Actual or anticipated sales of a substantial number of common shares in the future could decrease the market prices of our common shares and the ADSs.

Sales of a substantial number of our common shares after the completion of the global offering, or the anticipation of such sales, could negatively affect the market prices of our common shares and the ADSs. Subject to some exceptions, we have agreed not to offer, sell or contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC, or the CVM a registration statement relating to, any additional common shares or ADSs or securities convertible into or exchangeable or exercisable for any common shares of our share capital or ADSs or warrants or other rights to purchase any shares or ADSs, or publicly disclose the making of any such offer, sale, pledge disposition or filing, for a period of 90 days after the date of this prospectus, without the prior written consent of the representatives for the underwriters. Substantially all of our directors and executive officers have agreed to substantially similar lock-up provisions, subject to certain exceptions. If, in the future, substantial sales of shares are made by existing or future holders of common shares, the market prices of our common shares or the ADSs may decrease significantly. As a result, holders of ADSs may not be able to sell their ADSs at or above the price they paid for them.

Forward-looking statements

This prospectus supplement and the accompanying prospectus contain or incorporated by reference forward-looking statements. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the U.S. Securities Exchange Act of 1934, or the “Exchange Act.”

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

Our forward-looking statements may be influenced by factors, including the following:

➢	the implementation of the principal operating strategies of our company, including integration of current acquisitions as well as acquisition or investment opportunities that may occur in the future;

➢	the cyclicality and volatility of raw materials and selling prices;

➢	health risks related to the food industry;

➢	the risk of outbreak of animal diseases, in particular avian influenza and A(H1N1) influenza, also known as “swine flu”;

➢	more stringent trade barriers in key export markets and increased regulation of food safety and security;

➢	strong international and domestic competition;

➢	general economic, political and business conditions in our company’s markets, both in Brazil and abroad;

➢	interest rate fluctuations, inflation and exchange rate movements of the real in relation to the U.S. dollar and other currencies;

➢	the declaration or payment of dividends;

➢	the direction and future operation of our company;

➢	the implementation of our company’s financing strategy and capital expenditure plans;

➢	the factors or trends affecting our company’s financial condition or results of operations; and

➢	other factors identified or discussed under “Risk factors.”

Because they involve risks and uncertainties, our forward-looking statements are not guarantees of future performance, and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Presentation of financial and other information

All references in this prospectus supplement to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to U.S. dollars.

The exchange rate for reais into U.S. dollars based on the selling rate as reported by the Central Bank was R$2.3370 to U.S.$1.00 at December 31, 2008, R$1.7713 to U.S.$1.00 at December 31, 2007 and R$2.1380 to U.S.$1.00 at December 31, 2006. On July 8, 2009, the selling rate was R$2.01 to U.S.$1.00. The real/dollar exchange rate fluctuates widely, and the selling rate at July 8, 2009 may not be indicative of future exchange rates. See “Exchange rates” for information regarding exchange rates for the Brazilian currency since January 1, 2004.

Solely for the convenience of the reader, we have translated some amounts included in “Capitalization” and elsewhere in this prospectus supplement from reais into U.S. dollars using the selling rate as reported by the Central Bank at July 8, 2009 of R$2.01 to U.S.$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or at any other exchange rate. In addition, translations should not be construed as representations that the real amounts represent or have been or could be converted into U.S. dollars as of that or any other date.

FINANCIAL STATEMENTS OF PERDIGÃO S.A.

We maintain our books and records in reais.

Our Brazilian GAAP consolidated financial statements at and for each of the years ended December 31, 2008, 2007 and 2006 have been audited, as stated in the report of the independent registered public accounting firm. These audited annual consolidated financial statements are set forth in Item 18 of our 2008 Annual Report on Form 20-F and are incorporated by reference in this prospectus.

Our Brazilian GAAP unaudited consolidated interim financial statements at and for the three months ended March 31, 2009 and 2008 are set forth in Exhibit 99.3 of our second Current Report on Form 6-K filed on July 10, 2009 and are incorporated by reference in this prospectus.

We prepare our consolidated financial statements in accordance with Brazilian GAAP, each are based on:

➢	Brazilian Corporation Law;

➢	the rules and regulations of the CVM; and

➢	the accounting standards issued by the Brazilian Institute of Independent Auditors (Instituto dos Auditores Independentes do Brasil), or “IBRACON.”

Brazilian GAAP differs in significant respects from U.S. GAAP and IFRS. For more information about the difference between Brazilian GAAP and U.S. GAAP and a reconciliation of our net income and shareholders’ equity from Brazilian GAAP to U.S. GAAP, see note 24 to our annual consolidated financial statements incorporated by reference in this prospectus supplement.

The report covering the December 31, 2008 consolidated financial statements of our company contains emphasis paragraphs referring to the following: (1) changes in our consolidated accounting principles due to the introduction of Law No. 11.638/07 Provisional Executive Act No. 449/08 as discussed in note 2 to the consolidated financial statements; and (2) subsequent to year end, we have entered into a merger agreement with Sadia S.A., in order to allow the business combination of the companies as discussed in note 25 (iv) to the consolidated financial statements

Our consolidated financial statements and financial data for the year ended December 31, 2006 reflect reclassifications relating to breeder chicks, which were previously recorded as inventories and are now

Presentation of financial and other information

recorded as property, plant and equipment. These reclassifications did not affect our consolidated statement of income for any year. As a result of these reclassifications, the consolidated financial statements and other financial data (other than consolidated statement of income and statement of income data) presented in this document differ from the financial statements published by us in prior years.

Unless otherwise indicated, all financial information of our company included in this document is derived from our financial statements in accordance with Brazilian GAAP.

FINANCIAL STATEMENTS OF SADIA S.A.

Sadia maintains its books and records in reais.

Sadia’s U.S. GAAP consolidated financial statements at and for each of the years ended December 31, 2008, 2007 and 2006 included in Exhibit 99.2 of our second Current Report on Form 6-K filed on July 10, 2009 have been audited, as stated in the report of the independent registered public accounting firm appearing therein, and are incorporated by reference in this prospectus. These audited consolidated financial statements have been prepared in accordance with U.S. GAAP.

The unaudited consolidated interim financial statements of Sadia at March 31, 2009 and for the three months ended March 31, 2009 and 2008 have been prepared in accordance with Brazilian GAAP and are included in Exhibit 99.4 of our second Current Report on Form 6-K filed on July 10, 2009, which is incorporated by reference in this prospectus.

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

We have incorporated by reference into this prospectus unaudited pro forma consolidated financial information at and for the three months ended March 31, 2009 and for the year ended December 31, 2008 in order to illustrate the effects of our proposed business combination with Sadia and the offering and use of proceeds contemplated herein on our results of operations and financial condition. See Exhibit 99.1 of our second Current Report on Form 6-K filed on July 10, 2009. The unaudited pro forma consolidated balance sheet data at March 31, 2009 and December 31, 2008 give effect to our proposed business combination with Sadia and the offering and use of proceeds contemplated herein as if they had occurred on such dates. The unaudited pro forma consolidated statement of operations data for the three months ended March 31, 2009 and the year ended December 31, 2008 give effect to our proposed business combination with Sadia and the offering and use of proceeds contemplated herein as if they had occurred on January 1, 2008.

The unaudited pro forma consolidated financial information at and for the year ended December 31, 2008 has been prepared in accordance with U.S. GAAP, and the unaudited pro forma consolidated financial information at and for the three months ended March 31, 2009 has been prepared in accordance with Brazilian GAAP. The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent our financial condition or results of operations had our proposed business combination with Sadia and the offering and use of proceeds contemplated herein occurred as of the respective dates indicated above. In addition, the unaudited pro forma consolidated financial information does not purport to project our future financial position or results of operations as of any future date or for any future period.

Use of proceeds

Assuming an offering price of R$40.00 per common share (the closing sales price on the São Paulo Stock Exchange on July 7, 2009), we estimate that the net proceeds from the global offering will be approximately R$4,483.37 million (U.S.$2,230.53 million, based upon the selling rate of R$2.01 to U.S.$1.00 on July 8, 2009), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The final offering price will be set forth in the final prospectus supplement and the pricing term sheet and could differ from the numbers given above.

We intend to use the net proceeds from the global offering, without taking into account the proceeds of any common shares sold upon exercise of the overallotment option, to reduce short-term debt following the business combination with Sadia, and for general corporate purposes, which may include, without limitation, repayment or refinancing of other indebtedness, acquisitions, investments or other purposes. We currently intend to use the net proceeds to repay the following short-term indebtedness of Sadia:

	As of March 31, 2009
	Amount			Percentage
Use of proceeds	2009	2010	Total	(%)

	(R$ millions)

Advances on exchange contracts	1,012.39	640.51	1,652.90	36.9
Pre-export facilities	387.49	—	387.49	8.7
Export credit notes	983.02	—	983.02	21.9
Trade-related facilities	368.59	—	368.59	8.3
Finem—BNDES facilities	35.50	—	35.50	0.8
Other short-term instruments	12.55	—	12.55	0.2
Working capital facilities	81.70	—	81.70	1.8

Total debt	2,881.25	640.51	3,521.76	78.6

General corporate purposes			961.61	21.4

Total			4,483.37	100.0%

The total indebtedness of Sadia and its subsidiaries, including the indebtedness set forth in the table above, was R$8.0 billion as of March 31, 2009, with maturities varying from one to 132 months and interest rates varying from 5.0% to 12.5% per year. For more information on Sadia’s debt instruments, including indebtedness that we intend to repay with the net proceeds of this offering, see the description under the caption “Liquidity and Sources of Funding—Indebtedness and Debt Profile” set forth in Exhibit 99.6 (Sadia S.A.: Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Three Months Ended March 31, 2009) to the second Current Report on Form 6-K filed on July 10, 2009, which description is incorporated by reference into this section of the prospectus supplement.

The allocation of proceeds from the global offering may differ from the above estimate due to changes in market and industry conditions, changes affecting our costs and investments, opportunities to make acquisitions or investments well as other factors described under “Forward-looking statements.” Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. In the event that the net proceeds from the global offering are less than the total amount of short-term indebtedness of Sadia listed above, we expect to gradually reduce Sadia’s short-term debt with other sources of liquidity, including cash flows

Use of proceeds

from operations. Pending any specific application, we may invest the net proceeds of this offering in cash, cash equivalents or marketable securities.

An increase (reduction) of R$1.00 in the price per share of R$40.00 corresponding to the closing sales price for our common shares on the São Paulo Stock Exchange on July 7, 2009, would increase (reduce) the value of our net proceeds form the global offering by R$112.3 million.

Market information

The principal trading market for our common shares is the São Paulo Stock Exchange.

SHARE RECLASSIFICATION AND RELATED SHARE SPLIT

In March 2006, our shareholders approved (1) a share reclassification, under which our previously issued and outstanding preferred shares were converted on a one-for-one basis into common shares and (2) a three-for-one share split of our common shares. The conversion and related share split became effective on April 12, 2006. We undertook the conversion in connection with our voluntary adherence to the higher corporate governance and disclosure requirements of the São Paulo Stock Exchange’s Novo Mercado. As a result of the share reclassification and share split, our share capital consists solely of common shares, and each of our common shares was split into three common shares. In accordance with Brazilian GAAP, per share data and other information in this document have not been adjusted to give effect to the reclassification and related share split. However, the per share data in accordance with U.S. GAAP that is presented in “Item 3. Key Information-Selected Financial Data” and Note 24 to the audited consolidated financial statements in our 2008 Annual Report on Form 20-F have been adjusted to reflect the share reclassification and the share split.

On October 20, 2000, ADSs representing our preferred shares began trading on the NYSE. On May 31, 2009, there were 6,107,195 ADSs outstanding, representing 12,214,390 common shares, or 5.9% of our outstanding common shares. On May 31, 2009, we had approximately 20,000 shareholders, including 83 U.S. resident holders of our common shares (including The Bank of New York, as depositary). On May 31, 2009, there were 206,527,618 common shares issued and outstanding (excluding 430,485 common shares held in treasury).

PRICE HISTORY OF OUR COMMON SHARES AND PREFERRED SHARES AND THE ADSS

The tables below set forth the high and low closing sales prices for our common shares and preferred shares on the São Paulo Stock Exchange and the high and low closing sales prices for the ADSs on the NYSE for the periods indicated. The sales prices for our common shares and preferred shares, and the ADSs, have been adjusted to give effect to the three-for-one share split that became effective on April 12, 2006.

	São Paulo stock exchange
	Reais per				Reais per				New York Stock Exchange
	common share				preferred share(1)				U.S. dollars per ADS
	High		Low		High		Low		High		Low

Year
2004	R$	15.33	R$	7.00	R$	19.40	R$	7.87	R$	14.73	R$	5.12
2005		22.30		15.33		26.83		14.22		24.00		11.39
2006		32.33		18.38		32.33		20.10		28.60		15.20
2007		48.96		24.51		—		—		56.96		22.88
2008		53.30		27.20		—		—		65.70		23.37

Market information

	São Paulo stock exchange
	Reais per		Reais per		New York Stock Exchange
	common share		preferred share(1)		U.S. dollars per ADS
Quarter	High	Low	High	Low	High	Low

2007
First Quarter	30.20	24.51	—	—	28.02	22.88
Second Quarter	38.15	26.68	—	—	40.75	26.06
Third Quarter	41.25	30.50	—	—	44.91	30.25
Fourth Quarter	48.96	37.59	—	—	56.96	41.51
2008
First Quarter	45.38	35.06	—	—	52.03	40.62
Second Quarter	53.30	39.60	—	—	65.70	46.90
Third Quarter	45.80	33.80	—	—	57.86	34.44
Fourth Quarter	38.20	27.20	—	—	39.97	23.37
2009
First Quarter	33.50	26.15	—	—	29.45	21.76
Second Quarter	41.05	25.60	—	—	39.98	28.71

	São Paulo stock exchange
	Reais per		New York Stock Exchange
	common share		U.S. dollars per ADS
Month	High	Low	High	Low

January 2009	33.50	30.50	28.76	25.77
February 2009	31.35	28.90	27.62	23.01
March 2009	32.70	26.15	29.45	21.76
April 2009	32.80	28.71	30.29	25.60
May 2009	39.35	32.00	39.30	34.70
June 2009	41.05	36.26	39.98	36.57

Source: Bloomberg

(1)	Preferred shares were converted into common shares on April 12, 2006.

On July 8, 2009, the closing sales price of:

➢	our common shares on the São Paulo Stock Exchange was R$38.80 per share; and

➢	the ADSs on the NYSE was U.S.$38.52 per ADS.

TRADING ON THE SÃO PAULO STOCK EXCHANGE

The São Paulo Stock Exchange is a public company which resulted from the merger, in 2008, among Bolsa de Mercadorias e Futuros (BM&F, the Brazilian commodities and futures exchange), Bolsa de Valores de São Paulo (BOVESPA, the São Paulo stock exchange), and Companhia Brasileira de Liquidação e Custódia (CBLC, a clearinghouse). Before the merger, BM&F and BOVESPA, which were non-profit entities owned by their member brokerage firms until 2007, conducted their initial public offerings and became public companies. The integration process among such companies was fully completed in November 2008. Trading on the São Paulo Stock Exchange is limited to member brokerage firms and a limited number of authorized non-members. The São Paulo Stock Exchange currently has open outcry trading sessions, from 10:00 a.m. to 5:00 p.m. or from 11:00 a.m. to 6:00 p.m. during Brazilian summer time. There is also trading in the so-called After-Market, only through the automated quotation system of the São Paulo Stock Exchange, from 5:45 p.m. to 7:00 p.m.

Market information

or from 6:45 p.m. to 7:45 p.m. during Brazilian summer time. Only shares that were traded during the regular trading session of the day may be traded in the After-Market of the same day. Trades are made by entering orders in the Mega Bolsa electronic trading system, created and operated by BOVESPA.

Settlement of transactions conducted on the São Paulo Stock Exchange is effected three business days after the trade date without any adjustment for inflation. Delivery of and payment for shares is made through the São Paulo Stock Exchange’s securities clearing system. The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date.

In order to maintain better control over the fluctuation of the São Paulo Stock Exchange index, in 2003 the São Paulo Stock Exchange adopted a “circuit breaker” system in which the trading session is suspended for a period of 30 minutes or one hour in the event the São Paulo Stock Exchange index were to fall below the limit of 10.0% or 15.0%, respectively, in relation to the closing rate of the index of the previous trading session.

From September to October of 2008, due to high volatility in the São Paulo Stock Exchange, the “circuit breaker” system was activated six times, in some cases right after the opening of the session and in others, after the dissemination of news that contradicted market expectations that resulted in investor panic. On October 6, 2008, the opening of the São Paulo Stock Exchange was stopped twice, forcing the exchange to disclose special rules for halting trades if the São Paulo Stock Exchange index fell 20%. Ultimately, the market did not fall to such extent.

The São Paulo Stock Exchange is significantly less liquid than the NYSE and many other of the world’s major stock exchanges. While all of the outstanding shares of a listed company may trade on the São Paulo Stock Exchange, in most cases fewer than half of the listed shares are actually available for trading by the public. The remaining shares are often held by a single or small group of controlling persons or by governmental entities.

Trading on the São Paulo Stock Exchange by a holder not deemed to be domiciled in Brazil for Brazilian tax and regulatory purposes, or a non-Brazilian holder, is subject to certain limitations under Brazilian foreign investment regulations. With limited exceptions, non-Brazilian holders may trade on the São Paulo Stock Exchange only in accordance with the requirements of Resolution No. 2,689 of January 26, 2000 of the CMN. Resolution No. 2,689 requires securities held by non-Brazilian holders to be maintained in the custody of, or in deposit accounts with, financial institutions that are authorized by the Central Bank and the Brazilian Securities Commission. In addition, Resolution No. 2,689 requires non-Brazilian holders to restrict their securities trading to transactions on the São Paulo Stock Exchange or organized over-the-counter markets. With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution No. 2,689 to other non-Brazilian holders through private transactions. For more information, see “Description of Share Capital—Regulation of Foreign Investment” in the accompanying prospectus.

REGULATION OF BRAZILIAN SECURITIES MARKETS

The Brazilian securities markets are regulated by the CVM, which has authority over stock exchanges and the securities markets generally, by the CMN and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and which regulates foreign investment and foreign exchange transactions. The Brazilian securities market is governed by Brazilian Law No. 6,385/76, as amended, and by the Brazilian Corporation Law and other CVM rulings and regulations.

Under the Brazilian Corporation Law, a company may be either public (companhia aberta), as we are, or closely held (companhia fechada). All public companies are registered with the CVM and are subject to periodic reporting requirements. A company registered with the CVM may have its securities traded on the Brazilian stock exchanges or in the Brazilian over-the-counter market. The shares of a listed company, like those of our company, also may be traded privately subject to certain limitations.

Market information

The Brazilian over-the-counter market consists of direct trades between persons in which a financial institution registered with the CVM serves as intermediary. No special application, other than registration with the CVM, is necessary for securities of a public company to be traded in this market. The CVM must receive notice of all trades carried out in the Brazilian over-the-counter market by the respective intermediaries.

Trading of a company’s securities on the São Paulo Stock Exchange may be suspended in anticipation of a material announcement. A company must also suspend trading of its securities on international stock exchanges on which its securities are traded. Trading may also be suspended by the São Paulo Stock Exchange or the CVM, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to an inquiry by the CVM or the relevant stock exchange.

Brazilian Law No. 6,385/76, as amended, the Brazilian Corporation Law and regulations issued by the CVM provide for, among other things, disclosure obligations, restrictions on insider trading and price manipulation and protections for minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as securities markets in the United States and some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well-defined and enforced in Brazil than in the United States, which may put holders of our common shares and the ADSs at a disadvantage. Corporate disclosures also may be less complete than for public companies in the United States and certain other jurisdictions.

SÃO PAULO STOCK EXCHANGE CORPORATE GOVERNANCE STANDARDS

The São Paulo Stock Exchange has listing segments:

➢	Corporate Governance Level 1;

➢	Corporate Governance Level 2; and

➢	The Novo Mercado (New Market) of the São Paulo Stock Exchange.

These listing segments have been designed for the trading of shares issued by companies that voluntarily undertake to abide by corporate governance practices and disclosure requirements in addition to those already required under the Brazilian Corporation Law. The inclusion of a company in any of the new segments requires adherence to a series of corporate governance rules. These rules are designed to increase shareholders’ rights and enhance the quality of information provided by Brazilian corporations.

In April 2006, we entered into a listing agreement with the São Paulo Stock Exchange, under which we agreed to comply with stricter corporate governance and disclosure requirements established by the São Paulo Stock Exchange in order to qualify as a company admitted to the Novo Mercado.

When we became a company within the Novo Mercado, we agreed, among other things, to:

➢	maintain a share capital structure composed exclusively of common shares;

➢	ensure that shares representing 25% of our total outstanding share capital are held by investors other than our directors, executive officers and any controlling shareholders;

➢	adopt offering procedures that favor widespread ownership of shares whenever making a public offering;

➢	comply with minimum quarterly disclosure standards;

➢	follow stricter disclosure policies with respect to transactions involving our securities made by any controlling shareholders and our directors and executive officers;

➢	make a schedule of corporate events available to our shareholders;

Market information

➢	offer tag-along rights to minority shareholders (meaning that, upon the acquisition of a controlling interest, the purchaser must also agree to purchase the shares of minority shareholders for the same price paid for the shares in the controlling stake);

➢	in the event of a delisting of shares, conduct a public tender offer for our common shares at a price at least equal to the economic value determined pursuant to an appraisal;

➢	present an annual balance sheet prepared in accordance with, or reconciled to, U.S. GAAP or International Financial Reporting Standards;

➢	establish a two-year term for all members of the board of directors;

➢	require that at least 20% of our board of directors consist of independent directors; and

➢	submit to arbitration by the Market Arbitration Chamber (Câmara de Arbitragem do Mercado) all controversies and disputes involving our company, members of our board of directors, board of executive officers, fiscal council or shareholders relating to the application, validity, efficacy, interpretation, violation or effect of the Novo Mercado listing agreement and regulations, our by-laws, the Brazilian Corporation Law or the rules of the CMN, the Central Bank, the CVM or the Market Arbitration Chamber or other rules within the jurisdiction of the Market Arbitration Chamber.

All members of our board of directors, our board of executive officers and our fiscal council signed a management compliance statement (Termo de Anuência dos Administradores) under which they take personal responsibility for compliance with the Novo Mercado listing agreement, the rules of the Market Arbitration Chamber and the regulations of the Novo Mercado.

Exchange rates

Until March 4, 2005, there were two legal foreign exchange markets in Brazil: the commercial rate exchange market, or the “Commercial Market”; and the floating rate exchange market, or the “Floating Market.” The Commercial Market was reserved primarily for foreign trade transactions and transactions that generally required prior approval from Brazilian monetary authorities, such as registered investments by foreign persons and related remittances of funds abroad (including the payment of principal and interest on loans, notes, bonds and other debt instruments denominated in foreign currencies and registered with the Central Bank). The Floating Market rate generally applied to specific transactions for which Central Bank approval was not required. Both the Commercial Market rate and the Floating Market rate were reported by the Central Bank on a daily basis.

On March 4, 2005, the Central Bank issued Resolution No. 3,265, providing for several changes in Brazilian foreign exchange regulation, including (1) the unification of the foreign exchange markets into a single exchange market, (2) the easing of several rules for acquisition of foreign currency by Brazilian residents and (3) the extension of the term for converting foreign currency derived from Brazilian exports. The Central Bank may issue further regulations in relation to foreign exchange transactions, as well as on payments and transfers of Brazilian currency between Brazilian residents and non-residents (such transfers being commonly known as the international transfer of reais), including those made through the so-called non-resident accounts (also known as CC5 accounts).

Since the beginning of 2001, the Brazilian exchange market has been increasingly volatile, and, until early 2003, the value of the real declined relative to the U.S. dollar, primarily due to financial and political instability in Brazil and Argentina. In 2005, 2006 and 2007, however, on average the real appreciated in relation to the U.S. dollar 13.4%, 9.5% and 16.3%, respectively. In 2008, the real depreciated against the U.S. dollar by 31.9%. Although the Central Bank has intervened occasionally to control unstable movements in the foreign exchange rates, the exchange market has continued to be volatile in 2009 and may continue to be volatile in the future.

The following table shows the selling rate for U.S. dollars for the periods and dates indicated. The information in the “Average” column represents the average of the daily exchange rates during the periods presented. The numbers in the “Period End” column are the quotes for the exchange rate as of the last business day of the period in question.

	Reais per U.S Dollar
				Period
Year	High	Low	Average	end

2004	3.2051	2.6544	2.9257	2.6544
2005	2.7621	2.1633	2.4341	2.3407
2006	2.3711	2.0586	2.1771	2.1380
2007	2.1556	1.8389	2.2002	1.7713
2008	2.5004	1.5593	1.8375	2.3370

	Reais per U.S. Dollar
Month	High	Low

January 2009	2.3803	2.1889
February 2009	2.3916	2.2446
March 2009	2.4218	2.2375
April 2009	2.2899	2.1699
May 2009	2.1476	1.9730
June 2009	2.0138	1.9214

Source: Central Bank/Bloomberg

Capitalization

The following table sets forth our consolidated debt and capitalization at March 31, 2009, derived from our consolidated financial statements prepared in accordance with Brazilian GAAP:

➢	on an actual historical basis; and

➢	pro forma for our business combination with Sadia and for the sale of common shares, including common shares in the form of ADSs, in the global offering at the public offering price (assuming an offering price of R$40.00 per common share, which was the closing sales price on the São Paulo Stock Exchange on July 7, 2009), and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the global offering, and the use of proceeds therefrom.

You should read this table in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement.

	At March 31, 2009
	Historical		Pro forma
	(in millions	(in millions	(in millions	(in millions
	of reais)	of U.S.$)(1)	of reais)	of U.S.$)(1)

Short-term debt (including current portion of long-term debt)
Real-denominated debt:
Secured	94.7	47.1
Unsecured	509.8	253.6
Foreign currency-denominated debt:
Secured	1,199.2	596.6
Unsecured	—	—

Total short-term debt(2)	1,803.7	897.3	3,185.3	1,584.7

Long-term debt (excluding current portion of long-term debt)
Real-denominated debt:
Secured	491.2	244.4
Unsecured	168.4	83.8
Foreign currency-denominated debt:
Secured	2,942.2	1,463.8
Unsecured	—	—

Total long-term debt(3)	3,601.8	1,792.0	6,329.2	3,148.9
Shareholders’ equity	3,879.1	1,929.9	11,632.7	5,787.4

Total capitalization (long-term debt, plus shareholders’ equity)	7,480.9	3,721.9	17,961.9	8,936.3

(1)	Translated for convenience only using the selling rate as reported by the Central Bank at July 8, 2009 for reais into U.S. dollars of R$2.01 to U.S.$1.00.

(2)	On a pro forma consolidated basis, giving effect to the business combination with Sadia but before giving effect to the use of a portion of the net proceeds of the global offering to repay indebtedness, at March 31, 2009 we would have had real-denominated short-term secured debt of R$456.9 million, real-denominated short-term unsecured debt of R$1,945.1 million, foreign currency-denominated short-term secured debt of R$3,673.9 million and no foreign currency-denominated short-term unsecured debt.

Capitalization

(3)	On a pro forma consolidated basis, giving effect to the business combination with Sadia but before giving effect to the use of a portion of the net proceeds of the global offering to repay indebtedness, at March 31, 2009 we would have had real-denominated long-term secured debt of R$1,608.0 million, real-denominated long-term unsecured debt of R$168.4 million, foreign currency-denominated long-term secured debt of R$5,560.3 million and no foreign currency-denominated long-term unsecured debt.

We (the parent company) have guaranteed debt of our subsidiaries in an aggregate principal amount of R$3,838.7 million at March 31, 2009.

Taxation

The following summary contains a description of Brazilian and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares or ADSs. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase our common shares or ADSs. It is not applicable to all categories of investors, some of which may be subject to special rules and does not specifically address all of the Brazilian and U.S. federal income tax considerations applicable to any particular holder. This summary is based upon the tax laws of Brazil and regulations thereunder and on the tax laws of the United States and regulations thereunder as in effect on the date hereof, which are subject to change, possibly with retroactive effect, and to differing interpretations. Prospective purchasers of common shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of common shares or ADSs.

Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. Holders (as defined below) of our common shares or ADSs. Prospective holders of common shares or ADSs should consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of common shares or ADSs in their particular circumstances.

BRAZILIAN TAX CONSIDERATIONS

The following discussion summarizes the material Brazilian tax consequences of the acquisition, ownership and disposition of our common shares or ADSs by a holder that is not domiciled in Brazil for purposes of Brazilian taxation (a “Non-Resident Holder”) and does not specifically address all of the Brazilian tax considerations applicable to any particular Non-Resident Holder. The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Brazil and other countries. The discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil. Each Non-Resident Holder should consult its own tax adviser concerning the Brazilian tax consequences of an investment in common shares or ADSs. The discussion below is based on Brazilian tax law and regulations as currently in effect, which are subject to change, possibly with retroactive effect, and to differing interpretations. Any change in that law may change the consequences described below.

Income Tax

Dividends
Dividends paid by a Brazilian corporation, such as our company, including stock dividends and other dividends, to a Non-Resident Holder of common shares or ADSs are currently not subject to Brazilian withholding income tax, to the extent that such amounts are related to profits generated on or after January 1, 1996.

Interest on Shareholder’s Equity
Law No. 9,249, dated December 26, 1995, as amended, allows a Brazilian corporation, such as ourselves, to make distributions to shareholders of interest on shareholders’ equity. These distributions may be paid in cash. Such payments represent a deductible expense from the payer’s corporate income tax and social contribution on net profits tax basis. For tax purposes, this interest is limited to the daily

Taxation

pro rata variation of the Brazilian Federal Government’s Long-Term Interest Rate (“TJLP”), as determined by the Central Bank from time to time, and may not exceed the greater of:

➢	50% of net income (after the social contribution on net profits and before taking into account the provision for corporate income tax and the amounts attributable to shareholders as interest on shareholders’ equity) for the period in respect of which the payment is made; and

➢	50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

Payment of interest on shareholders’ equity to a Non-Resident Holder is subject to withholding income tax at the rate of 15%, or 25% if the Non-Resident Holder is domiciled in a country or location (1) that does not impose income tax, or (2) where the maximum income tax rate is lower than 20%, or (3) where the applicable local legislation imposes restrictions on disclosing the shareholding composition or the ownership of the investment (“Tax Haven Residents”).

In addition, Law No. 11,727, of June 23, 2008, or Law No. 11,727, introduced a broader concept of tax haven jurisdiction (which would incorporate any “privileged tax regime”) applicable to transactions subject to Brazilian transfer pricing rules.

Due to the recent enactment of this Law and the lack of relevant regulations issued by the Brazilian tax authorities, we are not able to ascertain if this privileged tax regime concept will also be applied to non-resident investors such as a Non-Resident Holder. We recommend that prospective investors consult their own tax advisors from time to time about the changes implemented by Law No. 11,727 and by any Brazilian tax law or regulation with respect to the concept of tax haven jurisdiction.

If the tax authorities determine that payments of interest on shareholders’ equity made to a Non-Resident Holder will benefit from a privileged tax regime, the withholding income tax rate applicable to such payments could be 25%.

These payments of interest on shareholders’ equity may be included, at their net value, as part of any mandatory dividend. To the extent payment of interest on shareholders’ equity is so included, the corporation is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable Brazilian withholding income tax, plus the amount of declared dividends is at least equal to the mandatory dividend.

Gains

According to Law No. 10,833 dated December 29, 2003, as amended, gains recognized on a disposition or sale of assets located in Brazil, such as our common shares, are subject to income tax in Brazil, regardless of whether the disposition or sale is made by the Non-Resident Holder to a Brazilian resident or to another non-resident of Brazil.

As a general rule, capital gains realized as a result of a disposition or sale of shares are the positive difference between the amount realized on the disposition of the relevant shares and their acquisition cost.

Capital gains realized by Non-Resident Holders on the disposition or sale of common shares carried out on a Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market) are:

➢	exempt from income tax, when realized by a Non-Resident Holder that (1) has registered its investment in Brazil with the Central Bank under Resolution No. 2,689/00 (“2,689 Holder”) and (2) is not a Tax Haven Resident; and

➢	subject to withholding income tax at a rate of 15% in any other case, including gains realized by a Non-Resident Holder that is not a 2,689 Holder, or is a 2,689 Holder but also a Tax Haven

Taxation

Resident. In this case, a withholding income tax of 0.005% shall be applicable and can be offset against any income tax due on the capital gain.

Any other gains realized on the disposition of common shares that are not carried out on a Brazilian stock exchange are:

➢	subject to income tax at a rate of 15% when realized by any Non-Resident Holder that is not a Tax Haven Resident, whether or not such holder is a 2,689 Holder; and

➢	subject to income tax at a rate of 25% when realized by a Tax Haven Resident, whether or not such holder is a 2,689 Holder.

In the cases described above, if the gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and can be offset against any income tax due on the capital gain.

Any exercise of preemptive rights relating to common shares will not be subject to Brazilian taxation. Gains realized by a Non-Resident Holder on the disposition of preemptive rights will be subject to Brazilian income tax according to the same rules applicable to disposition or sale of common shares.

In the case of a redemption of common shares or a capital reduction, the positive difference between the amount received by the Non- Resident Holder and the acquisition cost of the common shares redeemed is treated as capital gain derived from the sale or exchange of shares not carried out on a Brazilian stock exchange and is therefore subject to income tax at the rate of 15%, or 25%, in the case of Tax Haven Residents.

There can be no assurance that the current favorable tax treatment of 2,689 Holders will continue in the future.

Sale of ADSs by U.S. Holders to Other Non-Residents in Brazil
As discussed above, the sale of property located in Brazil involving Non-Resident Holders is subject to Brazilian income tax. We have been advised that ADSs do not qualify as property located in Brazil and, thus, should not be subject to the Brazilian withholding tax. However, due to the lack of any administrative or judicial guidance, there is no assurance that such position would prevail.

Gains on the Exchange of ADSs for Common Shares
The exchange of ADSs for common shares should not be subject to Brazilian withholding tax. Non-Resident Holders may exchange ADSs for the underlying common shares, sell the common shares on a Brazilian stock exchange and remit abroad the proceeds of the sale within five business days from the date of exchange (in reliance on the depositary’s electronic registration) with no tax consequences.

Upon receipt of the underlying common shares in exchange for ADSs, Non-Resident Holders may also elect to register with the Central Bank the U.S. dollar value of such common shares as a foreign portfolio investment under Resolution No. 2,689/00, which will entitle them to the tax treatment discussed above.

Alternatively, the Non-Resident Holder is also entitled to register with the Central Bank the U.S. dollar value of such common shares as a foreign direct investment under Law No. 4,131/62, in which case capital gains will be taxed at a rate of 15%, or 25% if the Non-Resident Holder is a Tax Haven Resident.

Taxation

Gains on the Exchange of Common Shares for ADSs
The deposit of common shares in exchange for the ADSs may be subject to Brazilian income tax on capital gains if the acquisition cost of the common shares is lower than:

➢	the average price per common share on the Brazilian stock exchange on which the greatest number of such common shares were sold on the day of deposit; or

➢	if no common shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of common shares were sold during the 15 preceding trading sessions.

In such case, the difference between the acquisition cost and the average price of the common shares, calculated as set forth above, will be considered a capital gain subject to income tax at a rate of 15%, or 25% for Tax Haven Residents.

Tax on Foreign Exchange and Financial Transactions

Foreign Exchange Transactions
Brazilian law imposes a Tax on Foreign Exchange Transactions, or “IOF/Exchange Tax,” due on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Currently, IOF rates for almost all foreign currency exchange transactions is 0.38%. However, foreign exchange transactions carried out by a non-resident of Brazil for investments in the Brazilian financial and capital markets under the rules of the Brazilian Monetary Council are currently subject to IOF/Exchange Tax at a zero rate, including foreign exchange transactions in connection with payment of dividends and interest on shareholders’ equity with respect to common shares and ADSs. Nevertheless, IOF/Exchange Tax will be levied at a rate of 0.38% on payments of dividends and interest on shareholders’ equity made to a Non-Resident Holder with respect to common shares in case such Non-Brazilian Holder chooses to register the common shares with the Central Bank as a foreign direct investment. In any situation, the Brazilian government may increase the rate at any time up to 25% on the foreign exchange transaction amount. However, any such increase in rates may only apply to future transactions.

Tax on Transactions Involving Bonds and Securities
Brazilian law imposes a Tax on Transactions Involving Bonds and Securities, or “IOF/Bonds Tax,” including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving common shares is currently zero, but the Brazilian government may increase such rate at any time up to 1.5% of the transaction amount per day. However, any increase in such rate may only apply to future transactions.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of common shares or ADSs by individuals or entities not domiciled in Brazil, except for gift and inheritance taxes imposed by some Brazilian states on gifts or bequests by these individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of common shares or ADSs.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares and ADSs as of the date hereof. Except where noted, this summary deals only with U.S. Holders (as defined below) that hold our common shares or ADSs as capital assets for U.S. federal income tax purposes (generally, property held for investment). As used in

Taxation

this summary, the term “U.S. Holder” means a holder of our common shares or ADSs that is for U.S. federal income tax purposes:

➢	an individual citizen or resident of the United States;

➢	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

➢	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

➢	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

➢	a dealer in securities or currencies;

➢	a financial institution;

➢	a regulated investment company;

➢	a real estate investment trust;

➢	an insurance company;

➢	a tax-exempt organization;

➢	a person holding our common shares or ADSs as part of a hedging, integrated or conversion transaction or a straddle;

➢	a person deemed to sell our common shares or ADSs under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

➢	a trader in securities that has elected the mark-to-market method of accounting for your securities;

➢	a person liable for alternative minimum tax;

➢	a person who owns or is deemed to own 10% or more of our voting stock;

➢	a partnership or other pass-through entity for U.S. federal income tax purposes; or

➢	a person whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar.

The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement relating to the ADSs, and all other related agreements, will be performed in accordance with their terms.

If a partnership holds our common shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares or ADSs, you should consult your tax advisors.

This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our common shares or ADSs, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Brazilian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and the Company.

ADSs

If you hold ADSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying common shares that are represented by the ADSs. Accordingly, deposits or withdrawals of common shares for ADSs will not be subject to U.S. federal income tax.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on the ADSs or our common shares (including amounts withheld to reflect Brazilian withholding taxes and distributions of interest on shareholders’ equity, as described above under “—Brazilian Tax Considerations”) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of our common shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. Holders, certain dividends received in taxable years before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. Subject to certain limitations, a foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the ADSs (which are listed on the NYSE), but not our common shares, are readily tradable on an established securities market in the United States. Thus, although we believe that dividends received with respect to ADSs currently meet the conditions required for those reduced tax rates, we do not believe that dividends received with respect to common shares (rather than ADSs) currently meet the conditions required for those reduced tax rates. We cannot assure you that the ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to a dividend if the recipient of the dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Furthermore, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company (as discussed below under “—Passive Foreign Investment Company”) in the taxable year in which such dividends are paid or in the preceding taxable year. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

The amount of any dividend paid in reais will equal the U.S. dollar value of the reais received calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of common shares, or by the depositary, in the case of ADSs, regardless of whether the reais are

Taxation

converted into U.S. dollars. If the reais received as a dividend are converted into U.S. dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the reais received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the reais equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as U.S. source ordinary income or loss.

Subject to certain conditions and limitations, Brazilian withholding taxes on distributions (including distribution of interest on shareholders’ equity) will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or our common shares will be treated as income from sources outside the United States and will generally constitute passive category income. In addition, in certain circumstances, if you have held ADSs or common shares for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the ADSs or common shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances. Instead of claiming a credit, you may, at your election, deduct such otherwise creditable Brazilian withholding taxes in computing your taxable income, but only for a taxable year in which you elect to do so with respect to all foreign income taxes paid or accrued in such taxable year and subject to generally applicable limitations under U.S. law.

To the extent that the amount of any distribution (including amounts withheld to reflect Brazilian withholding taxes and distributions of interest on shareholders’ equity, as described above under “—Brazilian Tax Considerations”) exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or common shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or common shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange (as discussed below under “—Taxation of Capital Gains”). Consequently, any distributions in excess of our current and accumulated earnings and profits would generally not give rise to income from sources outside the United States and you would generally not be able to use the foreign tax credit arising from any Brazilian withholding tax imposed on such distributions unless such credit could be applied (subject to applicable limitations) against U.S. federal income tax due on other income from sources outside the United States in the appropriate category for foreign tax credit purposes. However, we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should assume that a distribution will generally be treated as a dividend (as discussed above).

Distributions of common shares or ADSs, or rights to subscribe for common shares or ADSs, which are received as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Passive Foreign Investment Company

Based on our financial statements, relevant market and shareholder data, and the projected composition of our income and valuation of our assets, including goodwill, we do not believe we would be a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes for 2008, and we do not expect to be a PFIC for 2009 or in the future, although we can provide no assurances in this regard.

In general, we will be a PFIC for any taxable year in which:

➢	at least 75% of our gross income is passive income, or

Taxation

➢	at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, cash is a passive asset and passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

The determination of whether we are a PFIC must be made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our income or asset composition. Because we have valued our goodwill based on the market value of our equity, a decrease in the price of our ADSs or common shares may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or common shares, you will be subject to special tax rules discussed below and could suffer adverse tax consequences.

If we are a PFIC for any taxable year during which you hold our ADSs or common shares, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs or common shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or common shares will be treated as excess distributions. Under these special tax rules:

➢	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or common shares,

➢	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

➢	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will be required to file Internal Revenue Service Form 8621 if you hold our ADSs or common shares in any year in which we are classified as a PFIC.

If we are a PFIC for any taxable year and any of our non-United States subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the common shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to holders of ADSs because the ADSs are listed on the NYSE, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that only the ADSs and not the common shares are listed on the NYSE. Our common shares are listed on the Novo Mercado (New Market) of the São Paulo Stock Exchange, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the common shares will be “regularly traded” for purposes of the mark-to-market election.

Taxation

If you make an effective mark-to-market election, you will include in each year as ordinary income the excess of the fair market value of your ADSs or common shares at the end of the year over your adjusted tax basis in the ADSs or common shares. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in the ADSs or common shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs or common shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

Your adjusted tax basis in the ADSs or common shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs or common shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the rules described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code. This option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or common shares if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

For U.S. federal income tax purposes and subject to the discussion under “—Passive Foreign Investment Company” above, you will recognize taxable gain or loss on any sale, exchange or redemption of common shares or ADSs in an amount equal to the difference between the amount realized for the common shares or ADSs (including any amounts withheld to reflect Brazilian withholding taxes) and your tax basis in the common shares or ADSs, both determined in U.S. dollars. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss. Consequently, you may not be able to use the foreign tax credit arising from any Brazilian tax imposed on the disposition of our common shares or ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from sources outside the United States in the appropriate category for foreign tax credit purposes.

Other Brazilian Taxes

You should note that any Brazilian IOF/Exchange Tax or IOF/Bonds Tax (as discussed above under “—Brazilian Tax Considerations”) will not be treated as a creditable foreign tax for U.S. federal income tax purposes, although you may be entitled to deduct such taxes, subject to applicable limitations under the Code. You should consult your tax advisors regarding the U.S. federal income tax consequences of these other Brazilian taxes.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of common shares or ADSs and the proceeds from the sale, exchange or redemption of common shares or ADSs that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. Backup withholding may apply to such payments if you fail to provide a

Taxation

taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Underwriting

We are offering the common shares and the ADSs described in this prospectus supplement and the accompanying prospectus through the international underwriters named below (which, in the case of the common shares, will act as placement agents on behalf of the Brazilian underwriters). UBS Securities LLC, J.P. Morgan Securities Inc. and Santander Investment Securities Inc. are the representatives of the international underwriters in the United States and other countries outside Brazil. BB Securities Limited is acting as placement agent only in respect of common shares sold to investors located outside Brazil and the United States. BB Securities Limited is not a U.S. registered broker-dealer and therefore does not intend to effect any sales of common shares or ADSs in the United States. In addition, Raymond James & Associates, Inc. is acting as placement agent in respect of common shares and ADSs sold to investors located outside Brazil. The common shares are being offered directly or in the form of ADSs. The common shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and the offering of these common shares is being underwritten by the Brazilian underwriters named on the following page.

We have entered into an international underwriting agreement with the international underwriters. Subject to the terms and conditions of the international underwriting agreement, each of the international underwriters has severally agreed to purchase the number of ADSs listed next to its name in the following table:

Number of
Underwriters	ADSs

UBS Securities LLC
J.P. Morgan Securities Inc.
Santander Investment Securities Inc.

Total

The international underwriting agreement provides that the international underwriters are obligated to purchase all the ADSs in the international offering if any are purchased. The international underwriting agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. We have entered into an underwriting agreement with a syndicate of Brazilian underwriters providing for the concurrent offering of          common shares in Brazil. The international and the Brazilian offerings are conditioned on the closing of each other.

Pursuant to the terms of the international underwriting agreement, the international underwriters, together with BB Securities Limited and Raymond James & Associates, Inc., will act as placement agents on behalf of the Brazilian underwriters identified below with respect to the offering of common shares sold to investors located outside Brazil. In addition, the Brazilian underwriters will sell common shares to investors located inside Brazil and U.S. and other international investors that are authorized to invest in Brazilian securities under the requirements established by the CMN and the CVM. The Brazilian underwriting agreement provides that, if any of the firm shares are not placed, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting

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agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares listed next to its name in the following table:

Number of common
Brazilian underwriters	shares

Banco UBS Pactual S.A.
BB Banco de Investimento S.A.
Banco J.P. Morgan S.A.
Banco Santander (Brasil) S.A.

Total

OVER-ALLOTMENT OPTION

We have granted to Banco UBS Pactual S.A. an option to purchase up to 17,250,000 additional common shares within 30 days from the date of the publication, in Brazil, of the announcement of commencement of the offering, solely to cover over-allotments, if any.

COMMISSIONS AND DISCOUNTS

Shares and ADSs sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares and ADSs sold by the underwriters to securities dealers may be sold at a discount of up to R$      per common share and U.S.$      per ADS from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to R$      per common share and U.S.$      per ADS from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters and estimated expenses we will pay in connection with the global offering, assuming both no exercise and full exercise of the over-allotment option.

	Per common share		Per ADS	Total
	Without		Without	Without
	over-	With over-	over-	over-	With over-
	allotment	allotment	allotment	allotment	allotment

Underwriting discounts and commissions	R$	R$	U.S.$	U.S.$	U.S.$
Expenses payable by us	R$	R$	U.S.$	U.S.$	U.S.$

In compliance with Financial Industry Regulatory Authority (“FINRA”) guidelines, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

The underwriting discounts and commissions per common share are     % of the public offering price per common share on the cover page of this prospectus supplement. The underwriting discounts and commissions per ADS are     % of the public offering price per ADS on the cover page of this prospectus supplement. The underwriting discounts and commissions payable to the international underwriters for the sale of ADSs in the international offering will be paid by us in Brazil to the Brazilian affiliates of each international underwriter.

Shareholders of our company that are residents of or domiciled in Brazil will be given the opportunity to subscribe for shares in the Brazilian offering on a priority basis at the price to the public to the extent necessary to preserve their ownership percentages as of a record date to be determined and,

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subject to certain terms and conditions, to subscribe for shares the priority right in respect of which is not exercised. The priority subscription procedure will not be made available to shareholders of our company and shareholders of Sadia that are not residents of or domiciled in Brazil because the offer and sale of the common shares and ADSs in the international offering will be subject to the registration requirements of the U.S. federal securities laws, and certain features of this priority subscription procedure may not be consistent with those requirements. The number of common shares available for sale in the global offering to investors that are not residents of or domiciled in Brazil will be reduced to the extent that existing shareholders of our company and shareholders of Sadia that are residents of or domiciled in Brazil subscribe on the priority basis for common shares in the Brazilian offering.

NO SALES OF SIMILAR SECURITIES

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file a registration statement with the SEC under the Securities Act or the CVM relating to, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of UBS Securities LLC, J.P. Morgan Securities Inc. and Santander Investment Securities Inc., as representatives of the international underwriters, for a period of 90 days after the date of this prospectus supplement; provided, however, that if (1) during the last 17 days of such 90-day period, we release earnings results or material news or a material event relating to our company occurs or (2) prior to the expiration of such 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of such 90-day period, then in each case the lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the representatives waive, in writing, such extension. The restrictions described above are subject to limited exceptions, including the issuance of our common shares and ADSs (i) to HFF Participações S.A.’s and Sadia’s shareholders in accordance with the terms of the merger agreement between us and Sadia dated May 19, 2009 and (ii) in connection with the acquisition of another company, so long as (A) the shares issued do not represent more than 20% of our worldwide market capitalization after the issuance and (B) each recipient agrees in writing to be subject to the lock-up restrictions prior to consummation of the transaction and delivers an executed agreement to the representatives of the international underwriters.

Substantially all of our directors and executive officers have agreed that they will not offer, sell, contract to sell, grant an option to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our share capital or ADSs representing those shares or securities convertible into or exchangeable or exercisable for any shares of our share capital or ADSs representing those shares, or warrants or other rights to purchase any shares of our share capital or ADSs representing those shares, or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of our share capital or ADSs representing those shares, whether any of these transactions are to be settled by delivery of shares of our share capital, ADSs representing those shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement without, in each case, the prior written consent of the representatives of the international underwriters, for a period of 90 days after the date of this prospectus supplement.

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INDEMNIFICATION AND CONTRIBUTION

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

LISTING

Our common shares are listed on the São Paulo Stock Exchange under the symbol “PRGA3”. The ADSs are listed on the NYSE under the symbol “PDA”.

PRICE STABILIZATION, SHORT POSITIONS

In connection with the global offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares and ADSs, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares and ADSs while this offering is in progress. These transactions may also include making short sales of our common shares and ADSs, which involve the sale by the underwriters of a greater number of common shares and ADSs than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

Banco UBS Pactual S.A. may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing common shares in the open market. In making this determination, Banco UBS Pactual S.A. will consider, among other things, the price of common shares available for purchase in the open market compared to the price at which they may purchase common shares through the over-allotment option. Banco UBS Pactual S.A. must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering.

The international underwriters may close out any covered short position by purchasing ADSs in the open market. In making this determination, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market. The international underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchased in this offering.

The international underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the international underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of that international underwriter in stabilizing or short covering transactions.

Underwriting

As a result of these activities, the price of our common shares and ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, the São Paulo Stock Exchange, in the over-the-counter market or otherwise.

In connection with the Brazilian offering, UBS Pactual Corretora de Títulos e Valores Mobiliários S.A., on behalf of the Brazilian underwriters, may engage in transactions in the São Paulo Stock Exchange that stabilize, maintain or otherwise affect the price of our common shares. In addition, it may bid for, and purchase, common shares in the open market to cover syndicate short positions or stabilize the price of our common shares.

The underwriters and/or their affiliates may enter into derivative transactions with clients, at their request, in connection with our common shares, pursuant to which they will pay their clients the same return as our common shares. The underwriters and/or their affiliates may purchase some of our common shares offered hereby to hedge their risk exposure in connection with such transactions. Such transactions may have an effect on demand, price or other terms of the offering.

PROSPECTUS IN ELECTRONIC FORMAT

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to international underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the international underwriters and selling group members that will make internet distributions on the same basis as other allocations.

SALES OUTSIDE THE UNITED STATES

This prospectus supplement does not constitute an offer of, or an invitation by or on behalf of, our company or by or on behalf of the international underwriters to subscribe for or purchase any common shares and ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus supplement and the offering of the common shares and ADSs in certain jurisdictions may be restricted by law. We and the international underwriters require persons into whose possession this prospectus supplement comes to inform themselves about and to observe any such restrictions.

Canada

This prospectus supplement is not, and under no circumstance is to be construed as, an advertisement or a public offering of the common shares or ADSs in Canada or any province or territory thereof. Any offer or sale of the common shares or ADSs in Canada will be made only pursuant to an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), our common shares and ADSs will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common shares and ADSs which has been approved by the competent authority in that Relevant Member State and notified to the competent

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authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, our common shares and ADSs may be offered to the public in that Member State at any time:

➢	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

➢	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 and (3) an annual net turnover of more than 50,000,000, as shown in its last annual or consolidated accounts; or

➢	in any other circumstances which do not require the publication by us or the selling shareholders of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “our common shares and ADSs may be offered to the public” in relation to any of our common shares or ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares or ADSs to be offered so as to enable an investor to decide to purchase our common shares or ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to other selling restrictions for European jurisdictions set out below.

United Kingdom

All applicable provisions of the Financial Services and Markets Act 2000, or FSMA, must be complied with in respect of anything done in relation to our common shares or ADSs, including the common shares or ADSs in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common shares that are the subject of the offering contemplated by this prospectus supplement in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement is only being distributed to and is directed only at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (3) high net worth entities and others falling within Article 49(2) of the Order or (4) to persons to whom an invitation or inducement to engage in investment activity may be communicated without a breach of section 21 of the Financial Services and Markets Act 2000 (all such persons together being referred to as “relevant persons”). Our common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or acquire such common shares will only be engaged in with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our common shares and ADSs that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no common shares or ADSs have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified

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investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744- 1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement or any other materials related to the offer or information contained therein relating to the common shares and ADSs has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any common shares acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Germany

The common shares and ADSs will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz über die Erstellung, Billigung und Veröffentlichung des Prospekts, der beim öffentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veröffenlichen ist—Wertpapierprospektgesetz) as of 22 June 2005, effective as of 1 July 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Italy

The offering of our common shares and ADSs has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa), or the CONSOB, pursuant to Italian securities legislation and, accordingly, our common shares and ADSs may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or any other documents relating to our common shares or ADSs or the offer be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended (“Regulation No. 11522”) or in other circumstances where an exemption from the rules governing solicitations to the public at large applies in accordance with Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (the “Italian Financial Law”) and Article 33 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common shares or ADSs or distribution of copies of this prospectus supplement or any other document relating to our common shares and ADSs or the offer in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (1) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), the Italian Financial Law, Regulation No. 11522, and any other applicable laws and regulations; (2) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (3) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy. Any investor purchasing our common shares or ADSs in the offer is solely responsible for ensuring that any offer or resale of common shares or ADSs it purchased in the offer occurs in compliance with applicable laws and regulations. This prospectus supplement and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content. In addition to the above (which shall continue to apply to the

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extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, warranties and representations set out under the heading “European Economic Area” above shall apply to Italy.

Netherlands

Our common shares and ADSs (a) will be offered by a professional market party (or PMP) within the meaning of Section 1(e) of the Exemption Regulation of 26 June 2002 in respect of the Act on the Supervision of the Credit System 1992 (Vrijstellingsregeling Wet toezicht kredietwezen 1992), as amended from time to time (or Exemption Regulation), where applicable read in conjunction with the policy rules of the Dutch Central Bank (de Nederlandsche Bank N.V.) on key concepts of market access and enforcement of the Act on the Supervision of the Credit System 1992 (Wet towzicht kredietwezen 1992) published on 29 December 2004 (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992) (or Policy Rules), and Section 2 of the Policy Rules, as amended, supplemented and restated from time to time and (b) have been offered or sold and will be offered or sold, directly or indirectly, as part of the initial distribution or at any time thereafter, the shares exclusively (1) to PMPs as reasonably identified by the issuer on the closing date, provided that the shares have a denomination of 100,000 (or the equivalent in other currency) and shall upon their issuance be included in a clearing institution that is established in an EU Member State, the United States of America, Japan, Australia, Canada or Switzerland; so that it can reasonably be expected that the agents will transfer the common shares or ADSs exclusively to other PMPs.

Spain

Neither the common shares, the ADSs nor this prospectus supplement have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisión Nacional del Mercado de Valores). Accordingly, the common shares and ADSs may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of articles 30bis of the Spanish Securities Market Law of 28 July 1988 (Ley 24/1988, de 28 de Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

Switzerland

The common shares and ADSs may not and will not be publicly offered distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement nor any other solicitation for investments in the common shares and ADSs may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the Brazilian underwriters’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common shares or ADSs on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The common shares and ADSs have not and will not be registered with the Swiss Federal Banking Commission and have not and will not be authorized under the Federal Act on Investment Funds of March 18,1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of the common shares and ADSs.

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Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990, its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, as amended, have been given in relation to the marketing, of and sale of the common shares and ADSs in Kuwait, these may not be offered for sale, sold nor may any marketing or solicitation or inducement to buy any common share and ADSs may be made in Kuwait. Neither this prospectus supplement, any related document nor any of the information contained therein is intended to lead to the conclusion of any contract of any nature whatsoever within Kuwait.

Qatar

This offering of common shares and ADSs do not constitute a public offer of common shares and ADSs in the State of Qatar under Law No. 5 of 2002 (the “Commercial Companies Law”). The common shares and ADSs are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such common shares and ADSs, or have sufficient knowledge of the risks involved in an investment in such common shares and ADSs or are benefiting from preferential terms under a directed share program for directors, officers and employees. No transaction will be concluded in the jurisdiction of the State of Qatar.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a “Saudi Investor”) who acquires the common shares and ADSs pursuant to the offering should note that the offer of common shares and ADSs is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the “KSA Regulations”). The common shares and ADSs may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (“SR”) 1 million or an equivalent amount. The offer of the common shares and ADSs is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the “transferor”) who has acquired common shares and ADSs pursuant to this exempt offer may not offer or sell common shares or ADSs to any person (referred to as a “transferee”) unless the price to be paid by the transferee for such common shares and ADSs equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the common shares and ADSs being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the common shares and ADSs to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the common shares and ADSs if he/she sells his entire holding of the common shares and ADSs to one transferee. The provisions of paragraphs (a), (b) and (c) shall apply to all subsequent transferees of the common shares and ADSs.

United Arab Emirates

This prospectus supplement has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai

Underwriting

International Financial Exchange Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this prospectus supplement may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. The common shares or ADSs will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Hong Kong

The common shares and ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares or ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares and ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The common shares and ADSs have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the common shares and the ADSs are not to be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares or the ADSs may not be circulated or distributed, nor may the common shares or ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common shares or ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has

Underwriting

acquired the common shares or ADSs under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

RELATIONSHIPS WITH UNDERWRITERS

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they have received or will receive fees. Banco UBS Pactual S.A. and BB Banco de Investimento S.A., both Brazilian underwriters, are acting as our financial advisors in connection with the business combination with Sadia and will receive fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

The underwriters or their affiliates hold certain equity positions in our company, which in the aggregate did not exceed 5% of our outstanding capital stock during the past 12 months. In addition, we have entered into hedging transactions with UBS Securities LLC or its affiliates, with an aggregate of R$10.0 million outstanding as of May 25, 2009. Also, we are a debtor of Banco do Brasil S.A., the controlling shareholder of BB Securities Limited, in the aggregate amount of R$738.5 million as of May 29, 2009, as a debtor of Banco Santander (Brasil) S.A., an affiliate of Santander Investment Securities Inc., in the aggregate amount of R$870.4 million and a debtor of JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., in the aggregate amount of US$25 million.

The underwriters or their affiliates also hold certain equity positions in Sadia, which in the aggregate did not exceed 5% of Sadia’s outstanding capital stock during the past 12 months. In addition, Sadia has entered into hedging transactions with affiliates of J.P. Morgan Securities Inc., with U.S.$43.4 million outstanding as of March 31, 2009. Sadia is also a debtor of Banco do Brasil S.A., the controlling shareholder of BB Securities Limited, in the aggregate amount of approximately R$1,682.1 million as of May 29, 2009, and a debtor of Banco Santander (Brasil) S.A., an affiliate of Santander Investment Securities Inc., in the aggregate amount of approximately R$793.1 million.

We may use more than 10% of the net proceeds from this offering to reduce indebtedness owed by us or Sadia to these lenders. Accordingly, the offering is being made in compliance with the requirements of Rule 5110(h) of the FINRA Conduct Rules.

PREVI — Caixa de Previdência dos Funcionários do Banco do Brasil (“PREVI”), which held 14.2% of our common shares as of May 31, 2009 and is also one of Sadia’s principal shareholders, is the pension fund for employees of Banco do Brasil S.A., the controlling shareholder of BB Securities Limited. Although Banco do Brasil S.A. is the sponsor of PREVI, PREVI is independently managed.

Our company’s and Sadia’s outgrowers of poultry and hogs may also obtain federal government-subsidized rural credit financing from Banco do Brasil S.A. or Banco Santander (Brasil) S.A. to fund capital expenditures. We and Sadia assist our respective outgrowers in arranging this long-term financing. We currently do not guarantee or are not financially responsible for these financing arrangements; however, we pay part of the payments that we would otherwise make to the outgrowers directly to a mutual fund operated by Banco do Brasil S.A. to support repayment of these financings. Sadia currently guarantees certain of these financing arrangements involving Banco do Brasil S.A.

Expenses relating to this offering

We estimate our expenses in connection with the global offering, other than underwriting discounts and commissions, are as set forth in the following table. The total underwriting discounts and commissions that we are required to pay will be U.S.$      million, or approximately     % of the gross proceeds of the global offering.

		Percentage of net
		proceeds of the
Expense	Amount	global offering

	(in U.S.$)	(%)

SEC registration fee	127,701	*
New York Stock Exchange supplemental listing fee	10,000	*
Brazilian fees, including CVM and the Brazilian National Association of Investment Banks (ANBID)	190,050	*
Printing and engraving expenses	497,512	*
Legal fees and expenses	1,990,050	*
Audit fees and expenses	497,512	*
“Road show” expenses and miscellaneous costs	497,512	*

Total	$3,810,338	0.2%

*	Less than 0.1%

All amounts in the above table are estimated, except for the SEC registration fee and the Brazilian fees.

Legal matters

The validity of our common shares and certain other matters of Brazilian law will be passed upon for us by Machado, Meyer, Sendacz e Opice Advogados, located in the City of São Paulo, State of São Paulo, Brazil, our Brazilian counsel, and for the international underwriters by Pinheiro Guimarães-Advogados, located in the City of São Paulo, State of São Paulo, Brazil, Brazilian counsel to the international underwriters.

Certain matters of U.S. federal and New York State law will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, our U.S. counsel, and for the international underwriters by Davis Polk & Wardwell LLP, New York, New York, U.S. counsel to the international underwriters.

The addresses of the above law firms are as follows: Machado, Meyer, Sendacz & Opice Advogados, Rua da Consolação, São Paulo, SP—01301-903, Brazil; Pinheiro Guimarães-Advogados, Av. Paulista 1842, 24th Floor, São Paulo, SP-01310-923, Brazil; Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, United States; and Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, United States.

Experts

Our consolidated financial statements as of and for the years ended December 31, 2008 and 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG Auditores Independentes, an independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of KPMG Auditores Independentes as experts in accounting and auditing. The report covering the December 31, 2008 and 2007 consolidated financial statements of our company contains emphasis paragraphs referring to: (1) changes in our accounting principles due to the introduction of Law No. 11.638/07 Provisional Executive Act No. 449/08 as discussed in note 2 to the consolidated financial statements; and (2) subsequent to year-end 2008, our entry into a merger agreement with Sadia S.A., in order to allow the business combination of the companies as discussed in note 25(iv) to the consolidated financial statements

KPMG Auditores Independentes is a member of the Conselho Regional de Contabilidade—CRC (Regional Accounting Council). The address of KPMG Auditores Independentes is Rua Dr. Renato Paes de Barros, 33, São Paulo, SP—04530-904, Brazil.

Our consolidated financial statements for the year ended December 31, 2006 have been incorporated by reference into the prospectus and into the registration statement of which the prospectus is a part in reliance upon the report of Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, incorporated by reference into the prospectus, and upon the authority of said firm as experts in accounting and auditing. This report contains emphasis language referring to the fact that (1) the financial statements of Batávia S.A. Indústria de Alimentos, a subsidiary acquired on May 26, 2006 in which we held a 51% interest as of December 31, 2006, were audited by other auditors who issued an unqualified opinion thereon and (2) its opinion, insofar as it relates to the amounts included for Batávia S.A Indústria de Alimentos, is based solely on the report of such other auditors.

Ernst & Young Auditores Independentes S.S.is a member of the Conselho Regional de Contabilidade—CRC (Regional Accounting Council). The address of Ernst & Young Auditores Independentes S.S. is Av. President Juscelino Kubitschek, 1830, São Paulo, SP—04543-900, Brazil.

The consolidated financial statements of Sadia S.A. and subsidiaries as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG Auditores Independentes, an independent registered public accounting firm, which is incorporated by reference herein, and upon the authority of KPMG Auditores Independentes as experts in accounting and auditing.

The statements of income, changes in shareholders’ equity and changes in financial position of Batávia S.A. Indústria de Alimentos for the period from June 1, 2006 to December 31, 2006 have been incorporated by reference into the prospectus and into the registration statement of which the prospectus is a part, in reliance upon the report of BDO Trevisan Auditores Independentes, independent registered public accounting firm, incorporated by reference into the prospectus, and upon the authority of said firm as experts in accounting and auditing.

BRF — Brasil Foods S.A.
(formerly named Perdigão S.A.)

Common Shares

Including Common Shares in the form of American Depositary Shares

This prospectus relates to the sale from time to time by us or any selling shareholders of our common shares, including common shares in the form of American Depositary Shares, or ADSs. We will not receive any proceeds from the sale of common shares and ADSs by any selling shareholder.

Our common shares are listed on the BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros, or “São Paulo Stock Exchange,” under the symbol “PRGA3.” The ADSs representing our common shares are listed on the New York Stock Exchange, or “NYSE,” under the symbol “PDA.”

We will offer and sell common shares, including common shares in the form of ADSs, at prices and on the terms to be determined at the time of offering. We may offer and sell common shares and ADSs to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in the common shares and ADSs involves risks. See “Risk Factors” beginning on page 7 and in the applicable prospectus supplement before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2009.

You should rely only on the information contained in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell our common shares or the ADSs. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we or selling shareholders may sell from time to time the common shares described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common shares that may be offered. Each time we or selling shareholders sell common shares pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the common shares being offered. The applicable prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The applicable prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment in our common shares.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

In this prospectus, unless otherwise indicated, all references in this document to “BRF,” “Perdigão,” “our company,” “we,” “our,” “ours,” “us” or similar terms refer to BRF — Brasil Foods S.A. (formerly named Perdigão S.A.) and its consolidated subsidiaries and jointly controlled companies. References to “Sadia” refer to Sadia S.A. and its consolidated subsidiaries and jointly controlled companies. See “Our Company — Proposed Business Combination with Sadia.”

Unless otherwise indicated, all references herein to “common shares” refer to our company’s authorized and outstanding common shares, which are designated ordinary shares (ações ordinárias), each without par value. All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to United States dollars.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our most recent annual report on Form 20-F, which annual report is incorporated by reference into this prospectus. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Securities Act of 1933, or the “Securities Act”, and the Securities Exchange Act of 1934, or the “Exchange Act.”

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to us.

Because they involve risks and uncertainties, our forward-looking statements are not guarantees of future performance, and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, potential investors should not rely on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

OUR COMPANY

Overview

We are one of Brazil’s largest food companies, with a focus on the production and sale of poultry, pork, beef cuts, milk, dairy products and processed food products. We are a vertically integrated business that produces more than 2,500 stock-keeping units, or “SKUs,” which we distribute to customers in Brazil and in more than 110 other countries. Our products currently include:

•	frozen whole and cut chickens;

•	frozen pork cuts and beef cuts;

•	processed food products, such as the following:

•	marinated frozen whole and cut chickens, roosters (sold under the Chester® brand) and turkeys;

•	specialty meats, such as sausages, ham products, bologna, frankfurters, salamis, bacon and other smoked products;

•	frozen processed meats, such as hamburgers, steaks, breaded meat products, kibes and meatballs, and frozen processed vegetarian foods;

•	frozen prepared entrees, such as lasagnas and pizzas, as well as other frozen foods, including vegetables, cheese bread and pies;

•	dairy products, such as cheeses, powdered milk and yogurts;

•	juices, soy milk and soy juices; and

•	margarine;

•	milk; and

•	soy meal and refined soy flour, as well as animal feed.

In the domestic market, we operate under such brand names as Perdigão, Chester®, Batavo, Elegê and Turma da Mônica (under license), which are among the most recognized brands in Brazil. In August 2007, we acquired from Unilever Brazil Ltda., or “Unilever,” the Doriana, Delicata and Claybom brands, which are used for our margarine products. We have also formed a joint venture with Unilever to manage the Becel and Becel ProActiv branded margarine products and identify other business opportunities. We also have well-established brands in foreign markets, such as Perdix, which is used in most of our export markets; Fazenda, in Russia; and Borella, in Saudi Arabia.

On February 21, 2008, we completed the acquisition of Eleva Alimentos S.A., or “Eleva”, a Brazilian company in the food industry, with a focus on milk, dairy products, poultry, pork and processed food products. By acquiring Eleva, we expanded our portfolio of milk and dairy products, which also includes powdered milk and cheeses, and we expanded our production of chickens, pork and processed food products.

Proposed Business Combination with Sadia

On May 19, 2009, we signed a merger agreement with Sadia S.A. that contemplates a business combination of the two companies. Under the proposed business combination, Sadia is expected to become our wholly owned subsidiary. Holders of common shares and preferred shares of Sadia will receive common shares of our company, and the holders of American depositary shares representing preferred shares of Sadia will receive American Depository Shares, or “ADSs”, representing common shares of our company. The proposed transaction is described under “Item 4. Information on the Company — History and Development of the Company — Proposed Business Combination with Sadia” in our Annual Report on Form 20-F for the year ended December 31, 2008, filed on June 30, 2009, which is incorporated by reference into this prospectus.

The business combination is subject to approval by Brazilian and foreign antitrust authorities. The Brazilian and foreign authorities could impose significant conditions to their approvals affecting our operations in the relevant jurisdictions, particularly where we have significant market share.

Principal Executive Offices

Our principal executive offices are located at 760 Av. Escola Politécnica, Jaguaré 05350-901 São Paulo — SP, Brazil.

Our internet address is www.perdigao.com.br/ri/. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

We are subject to risks potentially impacting our business, financial condition, results of operations and cash flows. You are urged to read and consider the risk factors described in any applicable prospectus supplement, as well as those described in our most recent annual report on Form 20-F under “Part I, Item 3D: Key Information — Risk Factors” and any other documents incorporated by reference into this prospectus. See “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

Except as may otherwise be described in the applicable prospectus supplement, we expect to use the net proceeds from any sale of common shares, including common shares in the form of ADSs, that we undertake using this prospectus for general corporate purposes, which may include repayment of indebtedness and acquisitions.

We may designate a specific allocation of the net proceeds of an offering of common shares by us to a specific purpose at the time of the offering and will describe any such allocation in the applicable prospectus supplement.

We will not receive any of the proceeds from the sale of common shares, including common shares in the form of ADSs, by any selling shareholder.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material terms of provisions of our common shares, including related provisions of our by-laws, Brazilian Corporation Law and the rules and regulations of the Brazilian Securities Commission (Comissão de Valores Mobiliários), or “CVM,” regarding management, reporting and disclosure requirements, and other corporate matters. This description does not purport to be complete and is qualified by reference to our by-laws, Brazilian Corporation Law, the rules and regulations of the CVM and the rules of the Novo Mercado (New Market) of the São Paulo Stock Exchange.

General

We are currently a publicly held corporation (sociedade por ações de capital aberto) incorporated under the laws of Brazil. Our headquarters currently have moved to, as of July 8, 2009, the City of Itajaí, State of Santa Catarina. We are in the process of transferring our registration from the Junta Comercial of the State of São Paulo to the Junta Comercial of the State of Santa Catarina. We are registered with the CVM under No. 01629-2.

We increased our share capital in April 2005 through the incorporation of certain reserves, without the issue of new shares, from R$490,000,000.00 to R$800,000,000.00.

At a meeting held on February 17, 2006, our board of directors approved convening an annual meeting of our shareholders, that took place on March 8, 2006 to authorize, among other things, the following matters: (1) a share reclassification, under which our previously issued and outstanding preferred shares were converted on a one-for-one basis into common shares; (2) a related three-for-one share split of our share capital; (3) our adherence to the Novo Mercado rules and the transfer of trading of the shares issued by our company to the Novo Mercado; and (4) changes to our by-laws. There was also a special meeting of holders of our preferred shares on March 8, 2006 that approved the conversion of our preferred shares into common shares. As a result of the above authorizations, we entered into a Novo Mercado listing agreement with the São Paulo Stock Exchange. Through this agreement, which became effective on April 12, 2006, we were obligated to adhere to stricter requirements relating to corporate governance and the disclosure of information to the market. Additionally, as of this date, our common shares commenced trading on the Novo Mercado segment of the São Paulo Stock Exchange. As a result of the share reclassification and related share split, our share capital was R$800,000,000.00, fully subscribed and divided into 133,957,152 common shares.

We increased our share capital on October 26, 2006 from R$800,000,000.00 to R$1,600,000,000.00, through the issuance of new 32,000,000 common shares for the price of R$25.00 per common share. At December 31, 2006, our share capital was represented by 165,957,152 common shares (of which 165,526,667 were outstanding common shares and 430,485 were common shares held in treasury), without par value.

At the end of 2007, we successfully concluded a primary offering with the issue of 20 million new shares at a price of R$45.00 per share. Ratification and paying-in of funds of R$900.0 million took place on December 18, 2007, priority being given to the settlement of the cash portion of the Eleva Alimentos S.A. acquisition. On January 14, 2008, as a result of demand for the offering, the over-allotment option was partially exercised an additional issuance of 744,200 shares, at the same price in the amount of R$33.5 million, the capital stock increasing to R$2.5 billion, represented by 186,701,352 common book-entry shares.

On February 21, 2008, the Board approved the incorporation of 54% of the shares held by the shareholders of Eleva Alimentos in Perdigão S.A., in accordance with the exchange ratio of 1.74308855 shares of Eleva for 1 share of our company, upon issuance of 20.2 million shares. As a result, our outstanding share capital was increased to R$3,445,042,795.00, represented by 206,958,103 common shares, without par value (of which 430,485 are common shares held in treasury).

On July 8, 2009, we increased our share capital from R$3,445,042,795.00 to R$4,927,933,697.75, represented by 244,595,660, common shares through the issuance of 37,637,557 common shares for a R$39.40 price per share, all of which were subscribed by means of an exchange for 226,395,405 shares issued by HFF Participações S.A.

According to our by-laws, our authorized share capital is 500,000,000 common shares, which may be increased up to that number without an amendment to our by-laws, upon approval by our board of directors, which will set the terms of the issuance, including the price and the period for payment. Any increase exceeding the authorized capital must be approved at an annual meeting of our shareholders. Under the Novo Mercado listing agreement we entered into with the São Paulo Stock Exchange, we may not issue preferred shares or shares with restricted voting rights. Accordingly, this section does not discuss the Brazilian statutory rights conferred upon holders of preferred shares.

Corporate Purpose

Article 3 of our by-laws provides that our corporate purpose consists of the following:

•	the processing and sale of foods in general, principally those derived from animal protein and those that use a refrigerated supply chain for distribution;

•	the processing and sale of animal feed and nutrients for animals;

•	the provision of food services in general;

•	the processing, refinement and sale of vegetable oils;

•	the exploration, conservation, storage and sale of grains, their derivatives and by products;

•	reforestation activities and other activities involving the extraction, processing and sale of wood;

•	the wholesale and resale of consumer and manufactured goods, including the sale of equipment and vehicles used in logistical activities;

•	the export and import of manufactured and consumer goods;

•	participation in other companies, which may increase our ability to attain our other purposes; and

•	participating in projects that are necessary for the operation of the business of our company.

The Brazilian Corporation Law forbids us to engage in any business practices inconsistent with our central corporate purpose and core business, including the granting of pledges, collateral, endorsement or any guarantees not related to our central corporate purpose or contrary to our by-laws, except for those practices already engaged in, and any such practices will be null and void.

Rights of Common Shares

At our shareholders’ meetings, each share of common stock is generally entitled to one vote. Pursuant to our by-laws and to the Novo Mercado listing agreement, we may not issue shares without voting rights or with restricted voting rights. In addition, our by-laws and the Brazilian Corporation Law provide that holders of our shares are entitled to dividends or other distributions made in respect of our shares ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. See “— Payment of Dividends and Interest on Shareholders’ Equity” for a more complete description of the payment of dividends and other distributions on our shares. In addition, upon our liquidation, holders of our shares are entitled to share our remaining assets, after payment of all of our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. Moreover, in the event of liquidation of our company, common shareholders are entitled to receive reimbursements of equity in an amount proportionate to their participation, after payment of all of our obligations. Common shareholders have, except in certain circumstances listed in the Law of Publicly Held Companies (Lei de Sociedades por Ações) and in our by-laws, the right to participate in our company’s future capital improvements, in proportion to shareholders’ equity, and also the right to dispose of shares in a public tender offer in the case of an acquisition of shares equal to or in excess of 20% of our total shares, in compliance with the terms and conditions provided in Article 37 of our by-laws.

According to the Brazilian Corporation Law, neither our by-laws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of our liquidation;

•	preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in certain specific circumstances under Brazilian law described under “— Preemptive Rights”;

•	the right to monitor our management in accordance with the provisions of the Brazilian Corporation Law; and

•	the right to withdraw from our company in the cases specified in the Brazilian Corporation Law, which are described under “— Withdrawal Rights.”

Meeting of Shareholders

Under the Brazilian Corporation Law, our shareholders are generally empowered at our shareholders’ meetings to take any action relating to our corporate purposes and to pass resolutions that they deem necessary to our interests and development at duly called and convened general meetings. Shareholders at our annual shareholders’ meeting, which is required to be held within 120 days of the end of our fiscal year, have the exclusive right to approve our audited financial statements and to determine the allocation of our net profits and the distribution of dividends with respect to the fiscal year ended immediately prior to the relevant shareholders’ meeting. The election of our directors typically takes place at the annual shareholders’ meeting, although under Brazilian law it may also occur at an extraordinary shareholders’ meeting. Members of the fiscal council (conselho fiscal), if the requisite number of shareholders requests its establishment, may be elected at any shareholders’ meeting.

An extraordinary shareholders’ meeting may be held concurrently with the annual shareholders’ meeting and at other times during the year. Under our by-laws and the Brazilian Corporation Law, the following actions, among others, may be taken only at a shareholders’ meeting:

•	amendment of our by-laws;

•	election and dismissal, at any time, of the members of our board of directors and fiscal council and approval of their aggregate compensation;

•	approval of management accounts and our audited financial statements;

•	granting stock awards and approval of stock splits or reverse stock splits;

•	approval of stock option plans for our management and employees, as well as stock option plans for companies directly or indirectly controlled by us;

•	authorization of the issuance of convertible debentures and/or secured debentures;

•	suspension of the rights of a shareholder;

•	approval, in accordance with the proposal submitted by our board of directors, of the distribution of our profits and payment of dividends, as well as the establishment of any reserve other than the legal reserve;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for issuance of shares of our share capital;

•	approval of our transformation, merger, consolidation, spin-off;

•	approval of any dissolution or liquidation, and the appointment and dismissal of a liquidator, as well as the members of our fiscal council, which shall be installed in the event of our liquidation if it does not already exist at the time;

•	authorization to delist from the Novo Mercado and to become a private company, as well as to retain a specialized firm to prepare a valuation report with respect to the value of our shares in such circumstances; and

•	authorization to petition for bankruptcy or file a request for judicial or extra-judicial restructuring.

Quorum

As a general rule, the Brazilian Corporation Law provides that the quorum for our shareholders’ meetings consists of shareholders representing at least 25% of our issued and outstanding shares on the first call and, if that quorum is not reached, any percentage on the second call. If the shareholders are convened to amend our by-laws, a quorum at a shareholders’ meeting consists of shareholders representing at least two-thirds of our issued and outstanding share capital entitled to vote on the first call and any percentage on the second call. In most cases, the affirmative vote of shareholders representing at least the majority of our issued and outstanding shares present in person or represented by proxy at a shareholders’ meeting is required to ratify any proposed action, and blank votes are not counted as shares present in person or represented by proxy. However, the affirmative vote of shareholders representing not less than one-half of our issued and outstanding shares is required to, among other measures:

•	reduce the percentage of mandatory dividends;

•	change our corporate purpose;

•	consolidate with or merge our company into another company;

•	spin off assets of our company;

•	approve our participation in a centralized group of companies;

•	apply for cancellation of any voluntary liquidation;

•	approve our dissolution; and

•	approve the merger of all of our shares into another Brazilian company.

A quorum smaller than the quorum established by the Brazilian Corporation Law may be authorized by the CVM for a public company with widely traded and held shares that has had at least half of the holders of its voting shares in attendance at its last three shareholders’ meetings.

Elimination of or amendment to limit shareholders’ rights under Article 37 of our by-laws, which requires any shareholder who becomes the holder of 20% or more of our total capital stock to effect a public tender offer for all of our outstanding stock, is permitted only when approved by the majority of shareholders present at the shareholders’ meeting. The shareholders who approve such elimination or amendment must launch a public tender offer in accordance with the rules established by Article 37 of our by-laws.

Notice of Shareholders’ Meetings

Under the Brazilian Corporation Law, notice of each of our shareholders’ meetings must be published at least three times in the Diário Oficial do Estado de Santa Catarina, the official newspaper of the State of Santa Catarina, and in another widely circulated newspaper in the same state, which is currently a newspaper specializing in business matters called Valor Econômico. Such notice must contain the agenda for the meeting and, in the case of an amendment to our by-laws, a summary of the proposed amendment. The first notice must be published at least 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on second call. However, pursuant to our by-laws, the shareholders’ meeting to approve our delisting from the Novo Mercado or a going private transaction must be called not less than 30 days prior to the meeting. In certain other circumstances, the CVM may require that the first notice be published not later than 30 days prior to the meeting. In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of an extraordinary shareholders’ meeting so that the CVM can become familiar with and analyze the proposals to be submitted at the meeting and, if applicable, inform the company, up to the end of the suspension period, the reasons why it believes that a proposed resolution violates legal or regulatory provisions.

Location of Shareholders’ Meetings

Our shareholders’ meetings take place at our head offices in the City of Itajaí, State of Santa Catarina. The Brazilian Corporation Law allows our shareholders to hold meetings in another location in the event of force majeure, provided that the meetings are held in the City of Itajaí and the relevant notice includes a clear indication of the place where the meeting will occur.

Calling of Shareholders’ Meetings

Our board of directors may call shareholders’ meetings. Shareholders’ meetings also may be called by:

•	any shareholder, if our board of directors fails to call a shareholders’ meeting within 60 days after the date it is required to do so under applicable law and our by-laws;

•	shareholders holding at least 5% of our shares, if our board of directors fails to call a meeting within eight days after receipt of a request to call the meeting by those shareholders indicating the reasons for calling such a meeting and the proposed agenda;

•	shareholders holding at least 5% of our shares if our board of directors fails to call a meeting within eight days after receipt of a request to call a meeting to approve the creation of a fiscal council;

•	our fiscal council, if the board of directors fails to call an annual shareholders’ meeting within one month after the date it is required to do so under applicable law and our by-laws. The fiscal council may also call an extraordinary general shareholders’ meeting if it believes that there are important or urgent matters to be addressed; and

•	the chairman of our board of directors, within two days of a determination by the São Paulo Stock Exchange that the prices of our common shares must be quoted separately from other Novo Mercado securities or following the suspension of trading of our shares on the Novo Mercado, in each case, due to our non-compliance with the Novo Mercado regulations. All members of our board of directors must be replaced at such shareholders’ meeting. If the chairman of the board of directors fails to call such shareholders’ meeting within the prescribed time limit, any shareholder of our company may do so.

Conditions of Admission

Our shareholders may be represented at a shareholders’ meeting by a proxy appointed less than a year before the meeting, which proxy must be either a shareholder, a corporate officer, a lawyer or, in the case of a publicly traded company, such as our company, a financial institution. An investment fund shareholder must be represented by its investment fund officer or a proxy.

Pursuant to our by-laws, shareholders attending a shareholders’ meeting must deliver, at least five days prior to the shareholders’ meeting, proof of their status as shareholders and proof that they hold the shares they intend to vote by delivery of proper identification and, if necessary, a receipt issued by the custodian agent, a power of attorney (if the shareholder is represented by a third party) and/or an extract evidencing the holding of registered shares.

Shareholders who do not submit proof of their status as shareholders or who cannot provide the power of attorney (if the shareholder is represented by a third party) within at least five days prior to the shareholders’ meeting may be prevented from attending a shareholders’ meeting, to the extent there is no legal restriction of this provision of our by-laws. Any disputes relating to this provision of our by-laws may be submitted to arbitration conducted in accordance with the Novo Mercado rules.

Board of Directors

Under our by-laws, our board of directors consists of up to eleven members, with two co-chairmen, and an equal number of alternates. The members of our board of directors are elected at the annual shareholders’ meeting for a period of two years and may be reelected. The Brazilian Corporation Law requires each director to hold at least one of our shares. At least 20% of the directors must be independent (as defined in the Novo Mercado regulations). There is no mandatory retirement age for our directors.

Under the Novo Mercado rules, the members of our board of directors must, prior to taking office, sign a compliance statement subscribing to the Novo Mercado rules and Arbitration Regulations of the Arbitration Chamber of the São Paulo Stock Exchange.

Pursuant to our by-laws, a shareholder who intends to nominate one or more members of our board of directors, other than the current members of the board of directors, must notify us in writing at least five days prior to the shareholders’ meeting at which the members of the board of directors will be elected, providing us with the name and resume of the candidate. In case we receive such a notification, we must disclose our receipt and the contents of such notification (1) immediately in electronic form to the CVM and the São Paulo Stock Exchange and (2) through a press release to our shareholders, within not less than three days after receipt of such notification, considering only the days the newspapers generally used by us are published.

Shareholders who fail to provide notice of their intention of appointing members to our board of directors may be deprived from appointing these members at the shareholders’ meeting. We believe that this provision is valid and enforceable as it provides other shareholders with the opportunity to learn about the candidates and prepare themselves and, if they so desire, to attend and vote at the respective shareholders meeting. In case of any dispute arising from efforts to appoint members that were not previously notified under the terms required by our by-laws, such dispute may be submitted to arbitration in accordance with the rules of Novo Mercado.

The Brazilian Corporation Law sets forth that a multiple vote system must be made available upon request of shareholders representing at least 10% of our voting share capital. The multiple vote system entitles each shareholder to as many votes as there are members of the board of directors for each share it holds. Further, shareholders have the right to allocate their votes to one candidate or several. Under CVM Instruction 282, the minimum percentage of voting capital required for the adoption of the multiple vote system by a publicly held company may be reduced based on its share capital, varying from 5% to 10%. In our case, considering the amount of our share capital, shareholders representing 5% of the voting capital may request the adoption of the multiple vote system to elect the members of our board of directors. If there is no request for the adoption of the multiple vote system, directors are elected by a majority of the shareholders of our issued and outstanding common shares present in person or represented by proxy at a shareholders’ meeting, except that any minority shareholders that, individually or collectively, hold at least 10% of the common shares have the right to select one director and his or her alternate. The members of our board of directors are elected at our annual shareholders’ meetings for two-year terms.

Under our by-laws, if multiple voting is not requested, the members of our board of directors may decide, by a majority of the members present, to propose a complete list of candidates to replace vacancies. In the event multiple voting is requested, each candidate from the list proposed by the board of directors will be considered one candidate for the board of directors.

Pursuant to our by-laws, if a shareholder requests the adoption of the multiple vote system, as provided by Section 141 of the Brazilian Corporation Law, we must disclose our receipt and the contents of such notification (1) immediately in electronic form to the CVM and the São Paulo Stock Exchange, and (2) through a press release to our shareholders, within not more than two days after receipt of such notification, considering only the days the newspapers generally used by us are published.

Fiscal Council

Under the Brazilian Corporation Law, the fiscal council is an outside auditing body independent of the company’s management. Its main responsibility is to inspect the actions of the management and audit our financial statements, reporting its observations to the shareholders.

We have a permanent fiscal council composed of three members and an equal number of alternates. Under the Novo Mercado rules, the members of the fiscal council must, prior to taking office, sign a compliance statement subscribing to the Novo Mercado Listing Regulations and Arbitration Regulations of the Arbitration Chamber.

Members of the fiscal council may not be members of the board of directors, officers or an employee of a controlled company or a company from the same group, nor may they be the spouse or relative of any of our officers. The Brazilian Corporation Law also requires that members of the fiscal council receive remuneration, at a minimum, in the amount of 10% of the average remuneration paid to directors, excluding other benefits. At least one of the members of our fiscal council must have a background in accounting, auditing and finance, which qualifies him or her as a financial expert. According to our by-laws, a member of the fiscal council shall not act as a member of more than two other corporate bodies, such as the board of directors, fiscal council or audit committee.

Transactions in Which Directors and Officers Have a Conflict of Interest

Our by-laws contain a specific provision limiting the right of a director to vote on a proposal, arrangement or contract in which the director has an interest that conflicts with our interests. In addition, the Brazilian Corporation Law prohibits a director or officer from:

•	performing any charitable act at our expense, except for such reasonable charitable acts for the benefit of employees or of the community in which we participate, upon approval by the board of directors or the executive officers;

•	by virtue of the director’s or officer’s position, receiving any type of direct or indirect personal advantage from third parties without authorization in our by-laws or from a shareholders’ meeting;

•	borrowing money or property from us or using our property, services or credits for the director’s or officer’s own benefit, for the benefit of a company in which the director or officer has an interest or of a third party, without the prior approval at a shareholders’ meeting or of our board of directors;

•	taking part in any corporate transaction in which the director or officer has an interest that conflicts with our interests, or in the decisions made by other directors or officers on the matter;

•	using, for its own benefit or for the benefit of third parties, commercial opportunities made known to it as a result of its participation in our management;

•	failing to exercise or protect our rights or, for the purposes of obtaining benefits for itself or third parties, failing to take advantage of business opportunities for us; and

•	purchasing, for resale, assets or rights known to be of interest to us or necessary for our activities.

Allocation of Net Income and Distribution of Dividends

Calculation of Distributable Amount

At each annual shareholders’ meeting, our board of executive officers and our board of directors are required to recommend how to allocate our net profits, if any, from the preceding fiscal year. This allocation is subject to deliberation by our shareholders.

The Brazilian Corporation Law defines “net profits” for any fiscal year as net profits after income and social contribution taxes for that fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in our net profits in such fiscal year. Our board of directors’ and board of executive officers’ participation in our net profits, when allocated, can be in an amount approved at the shareholders’ meeting up to 10% of our net profits in such fiscal year.

Our by-laws provide that an amount equal to 25% of our net profits, if any, as reduced by amounts allocated to our legal reserves and contingency reserves, and increased by any reversals of our contingency reserves, if any, must be allocated for dividend distributions or payment of interest on shareholders’ equity in any particular year. This dividend is limited to the realized portion of our net profits, which amount is the minimum mandatory dividend. The calculation of our net profits, allocations to reserves and distributable amounts are determined on the basis of our unconsolidated financial statements prepared in accordance with the Brazilian Corporation Law.

Profit Reserve Accounts

The financial statements of corporations incorporated under Brazilian law include two principal reserve accounts: profit reserves and capital reserves. Except for the legal reserve, allocations to any reserve are subject to the approval of our shareholders at our annual shareholders’ meetings.

Profit Reserves

Under the Brazilian Corporation Law, our profit reserves account is comprised of the legal reserve, unrealized profits reserve, contingency reserve, the tax incentive reserve, by-law reserves and retained earnings reserve.

Allocations to each of these reserves (other than the legal reserve) are subject to approval by our shareholders at our annual shareholders’ meeting.

Legal Reserve

Under the Brazilian Corporation Law and our by-laws, we are required to maintain a legal reserve to which we must allocate 5% of our net profits for each fiscal year until the aggregate amount in the reserve equals 20% of our share capital. However, we are not required to make any allocations to our legal reserve in a fiscal year in which the legal reserve, when added to our established capital reserves, exceeds 30% of our total capital. The amounts to be allocated to such reserve must be approved by our shareholders at a shareholders’ meeting and may only be used to increase our share capital or to absorb losses, but are not available for distribution. At March 31, 2009, we had a legal reserve of R$66.2 million.

Unrealized Profit Reserve

Under the Brazilian Corporation Law, the amount by which the distributable amount exceeds realized net profits in a given fiscal year may be allocated to unrealized profits reserves. The Brazilian Corporation Law defines realized net profits as the amount by which our net profits exceeds the sum of (1) the portion of our net income in transactions or recording of assets and liabilities by market value, if any, attributable to earnings and losses of our subsidiaries and affiliates accounted for using the equity method of accounting and (2) the profits, gains or returns that will be received by our company after the end of the next fiscal year. The profits allocated to the unrealized profits reserves must be added to the next mandatory minimum dividend distribution after those profits have been realized, if they have not been used to absorb losses in subsequent periods. At March 31, 2009, we did not have an unrealized profits reserve.

Contingency Reserve

Under the Brazilian Corporation Law, a percentage of our net profits may be allocated to a contingency reserve for estimable losses that are considered probable in future years. Any amount so allocated in a prior year must either be reserved in the fiscal year in which the loss had been anticipated if the loss does not occur as projected or be offset in the event that the anticipated loss occurs. At March 31, 2009, we did not have a contingency reserve.

Tax Incentive Reserve

Our shareholders in a shareholders’ meeting may, as proposed by management, allocate to the tax incentive reserve part of our net profits resulting from donations or governmental granting for investments, which may be excluded from the taxable basis of the mandatory dividend. Our by-laws currently do not provide for such reserve.

By-Law Reserves

Under the Brazilian Corporation Law, any corporation may provide in its by-laws for additional reserves, provided that the maximum amount that may be allocated, the purpose and allocation criteria of the reserve are specified. Our by-laws provide for two additional reserves:

•	Reserves for increases in capital. 20% of our adjusted net profits for each fiscal year must be allocated to our reserves for increases in capital until the aggregate amount in such reserve equals 20% of our share capital. At March 31, 2009, we had reserves for increases in capital of R$160.3 million.

•	Expansion reserves. Under our by-laws, shareholders may decide at a meeting to retain a portion of net profits to allocate to an expansion reserve, up to a limit of 80% of our share capital. This reserve is intended to minimize the effects of a decrease in our working capital. At March 31, 2009, we had an expansion reserve of R$505.1 million.

Retained Earnings Reserves

Under the Brazilian Corporation Law, our shareholders may decide at a general shareholders’ meeting to retain a portion of our net profits that is provided for in a capital expenditure budget. At March 31, 2009, we did not have a retained earnings reserve.

Capital Reserves

Under the Brazilian Corporation Law, the capital reserve consists of the share premium from the issuance of shares, goodwill reserves from mergers, sales of founders’ shares, sales of subscription warrants, premium from the issuance of debentures, tax and fiscal incentives and gifts. Amounts allocated to our capital reserve are not taken into consideration for purposes of determining the mandatory minimum dividends. We are not allowed to issue founders’ shares. In addition, the remaining balance in the capital reserve may only be used to increase share capital, to absorb losses that surpass accumulated profits and the profit reserves or to redeem, reimburse or purchase shares. At March 31, 2009, we did not have a capital reserve.

Payment of Dividends and Interest on Shareholders’ Equity

The by-laws of a Brazilian company must specify a minimum percentage of profit available for distribution, which must be paid to shareholders as mandatory dividends or as interest on shareholders’ equity. Consistent with the Brazilian Corporation Law, our by-laws provide that an amount equal to 25% of our net profits, adjusted as described in “— Allocation of Net Income and Distribution of Dividends” above, must be allocated for dividend distributions or payment of interest on shareholders’ equity in a particular year.

While we are required under the Brazilian Corporation Law to pay a mandatory dividend each year, we may suspend the mandatory dividends if our administrative bodies report to our annual shareholders’ meeting that the distribution is incompatible with our financial condition. Our fiscal council, if in operation, must review any suspension of mandatory dividends recommended by our management. In such case, our management would be required to submit a report to the CVM setting forth the reasons for any suspension of dividends. Profits not distributed by virtue of such a suspension are allocated to a special reserve and, if not absorbed by any subsequent losses, are required to be distributed as dividends as soon as our financial condition permits their distribution.

We are able to allocate mandatory dividends in the form of interest on shareholders’ equity, which is deductible when calculating our income tax and social contribution. We have done so in the past and expect to continue to do so in the foreseeable future.

Dividends

We are required by the Brazilian Corporation Law and our by-laws to hold an annual shareholders’ meeting no later than the fourth month following the end of each fiscal year at which, among other things, the shareholders must vote to declare an annual dividend. The annual dividend is calculated based on our audited financial statements prepared for the immediately preceding fiscal year.

Any holder of shares on the date the dividend is declared is entitled to receive the dividend. Under the Brazilian Corporation Law, dividends are generally required to be paid within 60 days of the declaration date, unless the shareholders’ resolution establishes another date of payment, which, in any case, must occur before the end of the fiscal year in which the dividend is declared.

Our by-laws do not require that we index the amount of any dividend payment to inflation.

Our board of directors may declare interim dividends or interest on shareholders’ equity based on realized profits reflected in semiannual financial statements. The board of directors may also declare dividends based on financial statements prepared for shorter periods, but they cannot exceed the amount of capital reserves. Any payment of interim dividends may be set off against the amount of mandatory dividends relating to the net profits earned in the year in which the interim dividends were paid.

Interest on Shareholders’ Equity

Since January 1, 2006, Brazilian companies are permitted to pay interest on shareholders’ equity and treat those payments as a deductible expense for purposes of calculating Brazilian income tax and social contribution tax. The amount of the deduction is limited to the greater of: (1) 50% of our net profits (after deduction of social contribution and before payment of any interest or any deduction for income taxes) relating to the period to which the payment is made; and (2) 50% of our accumulated profits. The payment of interest on shareholders’ equity is an alternative to the payment of mandatory dividends. The rate applied in calculating interest on shareholders’ equity cannot exceed the TJLP rate for the applicable period. The amount distributed to our shareholders as interest on shareholders’ equity, net of any income tax, may be included as part of the mandatory dividends. In accordance with applicable law, we are required to pay to shareholders an amount sufficient to ensure that the net amount they receive in respect of interest on shareholders’ equity, after payment of any applicable withholding tax plus the amount of declared dividends, is at least equivalent to the mandatory dividend amount. For more information, see the description of tax considerations in the applicable prospectus supplement. See “Taxation.”

Any payment of interest on shareholders’ equity to holders of common shares or ADSs, whether or not they are Brazilian residents, is subject to Brazilian withholding tax at the rate of 15%, except that a 25% withholding tax rate applies if the recipient is a resident of a tax haven jurisdiction. A tax haven jurisdiction is a country (1) that does not impose income tax or whose income tax rate is lower than 20% or (2) that does not permit disclosure of the identity of shareholders of entities organized under its jurisdiction. Under our by-laws, we may include the amount distributed as interest on shareholders’ equity, net of any withholding tax, as part of the mandatory dividend amount.

There are no restrictions on our ability to distribute dividends that have been lawfully declared under Brazilian law. However, as with other types of remittances from Brazil, the Brazilian government may impose temporary restrictions on remittances to foreign investors of the proceeds of their investments in Brazil, as it did for approximately nine months in 1989 and early 1990, and on the conversion of Brazilian currency into foreign currencies, which could hinder or prevent the depositary from converting dividends into U.S. dollars and remitting these U.S. dollars abroad.

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Our shareholders have three years to claim dividend distributions made with respect to their shares, from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions legally revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.

Withdrawal Rights

Shareholders who dissent from certain actions taken by our shareholders at a shareholders’ meeting have withdrawal rights. Under the Brazilian Corporation Law, a shareholder’s withdrawal rights may be exercised in the following circumstances, among others:

•	spin-off (as described below);

•	reduction in our mandatory dividends;

•	change in our corporate purpose;

•	consolidation with or merger into another company;

•	participation in a group of companies (as defined in the Brazilian Corporation Law); or

•	the acquisition by our company of the control of any company if the acquisition price exceeds the limits established in the second paragraph of Article 256 of the Brazilian Corporation Law.

However, under the Brazilian Corporation Law, a spin-off will not trigger withdrawal rights unless, as a result:

•	there is a change in our corporate purpose, except to the extent that the principal business purpose of the entity to which the spun-off assets and liabilities were transferred is consistent with our business purpose;

•	there is a reduction in our mandatory dividend; or

•	we are made part of a centralized group of companies, as defined in the Brazilian Corporation Law.

In cases where we:

•	merge into or consolidate with another company;

•	participate in a group of companies (as defined in the Brazilian Corporation Law);

•	participate in a merger of shares; or

•	acquire the control of any company if the acquisition price exceeds the limits established in the second paragraph of Article 256 of the Brazilian Corporation Law,

our shareholders will not be given withdrawal rights if our shares (1) are “liquid,” which means that they are part of the São Paulo Stock Exchange Index or another traded stock exchange index, as defined by the CVM, and (2) are widely held, such that our controlling shareholders and their affiliates jointly hold less than 50% of the type or class of shares that are being withdrawn.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ meeting. We are entitled to reconsider any action giving rise to withdrawal rights for ten days after the expiration of this period if we determine that the redemption of shares of dissenting shareholders would jeopardize our financial stability.

Any shareholder who exercises withdrawal rights is entitled to receive book value for its shares, based on our most recent audited balance sheet approved by our shareholders. However, if the resolution giving rise to the withdrawal rights is made more than 60 days after the date of our most recent balance sheet, a shareholder may request that its shares be valued in accordance with a new balance sheet dated no more than 60 days prior to the date of the resolution. In such case, we are obligated to pay 80% of the refund value of the shares based on the most recent balance sheet approved by our shareholders, and the remaining balance must be paid within 120 days after the date of the resolution at the shareholders’ meeting that gave rise to withdrawal rights based on the new balance sheet.

Redemption

Under the Brazilian Corporation Law, we may redeem our shares by a decision taken in an extraordinary shareholders’ meeting by shareholders representing at least 50% of our share capital.

Preemptive Rights

Except as described below, each of our shareholders has a general preemptive right to participate in any issuance of new shares, convertible debentures and warrants, in proportion to its shareholding at such time, but the conversion of debentures and warrants into shares, the granting of options to purchase shares and the issuance of shares as a result of the exercise of options are not subject to preemptive rights.

A period of at least 30 days following the publication of notice of the issuance of shares, convertible debentures or warrants is allowed for the exercise of the preemptive right, and the right may be transferred or disposed of for value. Under the terms of Article 172 of the Brazilian Corporation Law and our by-laws, our board of directors may reduce or exclude preemptive rights or reduce the exercise period with respect to the issuance of new shares, debentures convertible into our shares and warrants up to the limit of our authorized stock capital if the distribution of those securities is effected through a stock exchange, through a public offering or through an exchange offer for shares in a public offering the purpose of which is to acquire control of another company. The applicable prospectus supplement relating to any offering of common shares may contain further information about the availability, reduction or exclusion of pre-emptive rights in connection with that offering.

Anti-Takeover Effects of Provisions in By-Laws

Our by-laws contain provisions that have the effect of avoiding concentration of our shares in the hands of a small group of investors, in order to promote more widespread ownership of our shares. These provisions require each shareholder who becomes the holder of 20% or more of our total share capital to, within 30 days from the date of such acquisition, commence a public tender offer to buy all of our outstanding shares in accordance with the CVM and the São Paulo Stock Exchange regulations and our by-laws. These provisions are triggered by the acquisition of beneficial ownership as well as record ownership of our shares.

These provisions are not applicable to shareholders who become holders of 20% or more of our shares as a result of (1) legal succession, provided that the shareholder sells any shares in excess of the 20% limit within 60 days of the event, (2) the merger of another company into us, (3) the merger of shares of another company by us and

(4) the acquisition of 20% or more of our shares through a primary offering that has been approved at a shareholders’ meeting duly called by our board of directors, provided that the share issue price has been set based on the economic value of the shares, as determined by a valuation report prepared by a specialized and independent firm.

Involuntary capital increases resulting from cancellation of treasury shares or capital reductions with cancellation of shares will not be considered in the calculation of the 20% of total shares issued by us.

The public tender offer must be (1) directed to all our shareholders, (2) made through an auction to take place at the São Paulo Stock Exchange, (3) launched at a fixed price in accordance with the procedure set forth below and (4) paid upfront in Brazilian currency. The price per share in the public tender offer shall be equivalent to at least the greatest of: (a) the economic value of our company, determined pursuant to Article 37 of our by-laws; (b) 135% of the issue price of the shares issued in any capital increase through a public offering that takes place within the preceding 24-month period; and (c) 135% of the market price of our shares within the preceding 30-day period. In the event CVM regulations applicable to the public tender offer require the adoption of a share price calculation criterion that results in a higher share price, the price set in accordance with the CVM regulations will prevail.

The realization of the public tender offer does not exclude the right of another of our shareholders or of our company to launch a competing public tender offer in accordance with applicable regulations.

All shareholders who vote in favor of an amendment to the provisions of our by-laws that results in the limitation of this public tender offer obligation or the elimination of this mechanism are obligated to launch a public tender offer based on the existing rules.

Restriction on Certain Transactions by Controlling Shareholders, Directors and Officers

We are subject to the rules of CVM Instruction 358, of January 3, 2002, relating to the trading of our securities. We, the members of our board of directors, executive officers and members of our fiscal council and members of any technical or advisory body, any current or future controlling shareholders, or whomever or whatever, by virtue of their or its title, duty or position with us, or with any such controlling shareholder, controlled company or affiliates, has knowledge of a material fact, and any other person who has knowledge of material information and knows it has not been disclosed to the market (including auditors, analysts, underwriters and advisers), are considered insiders and must abstain from trading our securities, including derivatives based on our securities, prior to the disclosure of such material information to the market.

This restriction also applies:

•	to any of our former officers, directors or members of the fiscal council for a six-month period, if any such officer, director or member of the fiscal council left office prior to disclosure of material information that occurred while in office;

•	if we intend to merge or combine with another company, consolidate, spin off part or all of our assets or reorganize, until such information is disclosed to the market;

•	to us, if an agreement for the transfer of our control has been executed, or if an option or mandate to such effect has been granted, until such information is disclosed to the market;

•	during the 15-day period before the disclosure of our quarterly and annual financial statements required by the CVM; or

•	to the controlling shareholders, our officers, and members of our board of directors, whenever we, or any of our controlling companies, affiliates or companies under common control, are in the process of purchasing or selling shares issued by us.

Restrictions on Certain Activities

Our by-laws prohibit us from granting financing or guarantees to third parties in transactions outside the ordinary course of our business.

Arbitration

In accordance with our by-laws, we, our shareholders, directors and members of our fiscal council agree to resolve through arbitration any disputes or controversies that may arise between us relating to or derived from, in particular, the application, validity, enforceability, interpretation or breach (and its effects) of the Novo Mercado listing agreement, Novo Mercado rules, our by-laws, the shareholders’ agreements filed at our headquarters, the Brazilian Corporation Law, the rules published by the CMN, the Central Bank, the CVM, the other rules applicable to the Brazilian capital markets in general or the rules of the Market Arbitration Chamber of the São Paulo Stock Exchange itself, in each case in accordance with the rules of the Market Arbitration Chamber. According to Chapter 12 of these Rules, the parties may consensually agree to use another arbitration chamber or center to resolve their disputes.

Going Private Process

We may become a private company by decision of any controlling shareholder or group of controlling shareholders only if we or such controlling shareholders conduct a public tender offer to acquire all of our outstanding shares in accordance with the rules and regulations of the Brazilian Corporation Law and CVM regulations. The minimum price offered for the shares in the public tender offer must correspond to the economic value of such shares, as determined by an appraisal report issued by a specialized firm.

The appraisal report must be prepared by a specialized and independent firm of recognized experience chosen by shareholders representing the majority of the outstanding shares of the shareholders present at the meeting (excluding, for such purposes, the shares held by any controlling shareholder, its partner and any dependents included in the income tax statement (should the controlling shareholder be an individual), treasury shares, shares held by our affiliates and by other companies that are a part of our economic group, as well as blank votes) from a list of three institutions presented by our board of directors. All the expenses and costs incurred in connection with the preparation of the appraisal report must be paid for by the controlling shareholder that wishes to take the company private.

Shareholders holding at least 10% of our outstanding shares (as adjusted in the manner described in the prior paragraph) may require our management to call an extraordinary shareholders’ meeting to determine whether to perform another valuation using the same or a different valuation method. This request must be made within 15 days following the disclosure of the price to be paid for the shares in the public tender offer and must be justified. The shareholders who make such request, as well as those who vote in its favor, must reimburse us for any costs involved in preparing the new valuation if the new valuation price is not higher than the original valuation price. If the new valuation price is higher than the original valuation price, the public tender offer must be made at the higher price or cancelled, and this decision must be announced to the market in accordance with Brazilian law.

If our shareholders determine to take us private and at that time we are controlled by a shareholder holding less than 50% of our total share capital or by a shareholder who is not a member of a group of shareholders (as defined in our by-laws), we must conduct the public tender offer, within the limits imposed by law. In this case, subject to applicable regulation, we may only purchase shares from shareholders who have voted in favor of our becoming a private company after purchasing all shares from the other shareholders who voted against going private and who have accepted the public tender offer.

Delisting from the Novo Mercado

At any time, we may delist our shares from the Novo Mercado, provided that shareholders representing the majority of our shares approve the action and that we give at least 30 days’ written notice to the São Paulo Stock Exchange. The deliberation must specify if the delisting will occur because the securities will no longer be traded on the Novo Mercado, or because we are going private. Our delisting from the Novo Mercado will not result in the loss of our registration as a public company on the São Paulo Stock Exchange.

If we delist from the Novo Mercado, by deliberation taken at a shareholders’ meeting, our controlling shareholder or group of controlling shareholders must conduct a public tender offer for the acquisition of our outstanding shares. The price per share shall be equivalent to the economic value of those shares as determined in a valuation report prepared by a specialized and independent company of recognized experience, which will be chosen at a shareholders’ meeting from a list of three institutions presented by our board of directors by a majority of the outstanding shares of the shareholders present at the meeting (excluding, for such purposes, the shares held by any controlling shareholder, its partner and dependents included in the income tax statement (should the controlling shareholder be an individual), treasury shares, shares held by our affiliates and by other companies that are a part of our economic group, as well as blank votes). All the expenses and costs incurred in connection with the preparation of the valuation report must be paid by the controlling shareholder undertaking the delisting.

If we are subject to widespread ownership, our delisting from the Novo Mercado, either for our shares to be traded outside the Novo Mercado or as a result of a corporate reorganization, the shareholders that voted in favor of such resolution must conduct a public tender offer for the acquisition of our shares in accordance with applicable regulations.

Pursuant to our by-laws, we may also be delisted if the São Paulo Stock Exchange decides to suspend trading of our shares on the Novo Mercado due to our non-compliance with the Novo Mercado regulations. In such a case, the chairman of the board of directors must call a shareholders’ meeting within two days of the determination by the São Paulo Stock Exchange in order to replace all members of our board of directors. If the chairman of the board of directors does not call the shareholders’ meeting, any shareholder may do so. The new board of directors will be responsible for compliance with the requirements that resulted in the delisting.

Additionally, if we delist from the Novo Mercado (1) as a result of our non-compliance with the Novo Mercado regulations resulting from a decision taken at our shareholders’ meeting, the public tender offer must be conducted by the shareholders who voted in favor of the decision, or (2) as a result of our non-compliance with the Novo Mercado regulations resulting from acts of our management, we must conduct the public tender offer in order to become a private company, within the limits imposed by law.

Under the Novo Mercado listing regulations, in the event of a transfer of control of our company within 12 months following our delisting from the Novo Mercado, the selling controlling shareholders and the acquirer must offer to acquire the remaining shares for the same price and terms offered to the selling controlling shareholders, adjusted for inflation.

If our shares are delisted from the Novo Mercado, we will not be permitted to have shares listed on the Novo Mercado for a period of two years after the delisting date, unless there is a change in our control after the delisting from the Novo Mercado.

Widespread Ownership

There will be widespread control over our activities if such control is exercised by: (1) shareholders that hold less than 50% of our share capital; (2) shareholders that together hold a percentage greater than 50% of our share capital, provided these shareholders have not entered into voting agreements, are not under common control and are not acting in concert; and (3) shareholders that have entered into a shareholders’ agreement which together hold less than 50% of our share capital.

As set forth in our by-laws, if there is widespread ownership of our shares, then, among other things: (1) in the event we go private, we will be responsible for undertaking a public tender offer at a price corresponding to the economic value set forth in an appraisal report, provided, however, that subject to applicable regulation, we will only be able to purchase the shares owned by shareholders that voted in favor of our becoming a private company after purchasing all shares of the shareholders who voted against going private and who have accepted the public tender offer, (2) in the event we delist from the Novo Mercado as a result of a resolution of the shareholders, shareholders who voted in favor of the delisting will be responsible for conducting the public tender offer at a price corresponding to the economic value set forth in an appraisal report; and (3) in the event we delist from the Novo Mercado as a result of non-compliance with the obligations set forth in its rules, shareholders voting in favor of the decision which resulted in such noncompliance will be responsible for conducting the public tender offer at a price corresponding to the economic value set forth in an appraisal report, provided that if the non-compliance resulted from the actions of our management, we will be responsible for the public offering.

Change of Control

Under the rules of the Novo Mercado, the direct or indirect sale of our control, in one transaction or in a series of transactions, creates an obligation by the acquirer to complete, subject to applicable regulations, a public tender offer for the acquisition of all other outstanding shares on the same terms and conditions granted to the selling controlling shareholder.

A public tender offer is also required:

•	when there is an assignment of share subscription rights or rights of other securities convertible into our shares that results in the transfer of our control; or

•	in case of change of control of another company that holds control of the company. In this case, the selling controlling shareholder must inform the São Paulo Stock Exchange of the amount of the purchase price paid for control and provide the corresponding documents.

In the event we are subject to widespread ownership, the shareholder that acquires control of our company will only be obligated to conduct a public tender offer acquire our remaining shares if there is a sale of a number of shares of our share capital that entitles the acquiring shareholder, directly or indirectly, legally or in fact, effectively to control our business and orient our management. Such situations must be analyzed on a case-by-case basis. The change of control concept provided for in our by-laws and the situations in which the acquiring shareholder is required to make a public tender offer includes and may be broader than the concepts and situations provided for in the Brazilian Corporation Law and in the Novo Mercado listing regulations.

The acquirer must take all necessary measures to reconstitute the minimum 25% free float required under the Novo Mercado listing regulations within six months of the acquisition.

The controlling shareholder may not transfer the shares it holds to the purchaser of control, and we may not register the transfer of such shares, if the purchaser fails to execute the Terms of Consent to the Novo Mercado Regulations and the Rules of the Market Arbitration Chamber established by the São Paulo Stock Exchange.

Public Tender Offers

Any person who acquires or becomes a shareholder through an offering for shares equal to or greater than 20% of the total issued shares should undertake or apply for registration of a takeover bid of all shares of our offering and should comply with CVM rules, the regulations of the São Paulo Stock Exchange, and the provisions of our by-laws.

The takeover should be (i) sent immediately to all of our shareholders, (ii) put into effect by public auction to be held at São Paulo Stock Exchange and (iii) paid immediately in Brazilian reais. The price for the shares offered may not be less than the greater of (i) the economic value determined by an appraisal report, (ii) 135% of the issue price of our shares in any capital increase carried out through public distribution occurring in the 24 months preceding the date on which the takeover is executed, as updated using the National Extended Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), or “IPCA,” to the date of payment, and (iii) 135% of the average unit price of the shares of our offering during the 30 days prior to the completion of the takeover on the stock exchange where the bulk of the shares are traded.

For a detailed description of the procedures applicable to takeover bid by increased participation, see Article 37 of our by-laws.

Suspension of Rights of Acquiring Shareholder for Violation of Our By-Laws

In the event an acquiring shareholder violates the provisions of our by-laws regarding the need to conduct a public tender offer as a result of a change of control or of the purchase of shares representing 20% or more of our share capital, the rights of such acquiring shareholder may be suspended by a decision taken at our shareholders’ meeting. If such a violation occurs, we must hold a shareholders’ meeting and the acquiring shareholder will not be entitled to vote at such meeting.

Purchases of Our Shares by Our Company

Our by-laws entitle our board of directors to approve the acquisition of our shares. The acquisition of our shares for cancellation or maintenance in treasury may not, among other actions:

•	result in a reduction of our share capital;

•	require the use of resources greater than our retained earnings or reserves (other than the legal reserve, unrealized profit reserve, revaluation reserve, and special mandatory dividend reserves) recorded in our most recent balance sheet;

•	create, directly or indirectly, any artificial demand, supply or share price condition, or use any unfair practice as a result of any action or omission;

•	be conducted during the course of a public tender offer of our shares; or

•	be used to purchase shares not fully paid or held by any controlling shareholder.

The decision to purchase our own shares must be taken by the board of directors, which shall specify: (1) the purpose of the transaction; (2) the amount of shares to be purchased; (3) the period in which we will proceed with such purchases, not to exceed 365 days; (4) the amount of the free float of our shares; and (5) the financial institutions that will act as intermediaries for such purchases.

We cannot hold in treasury more than 10% of our total shares, including the shares held by our subsidiaries and affiliates.

Any acquisition of our shares by our company must be made on a stock exchange unless prior approval for the acquisition outside a stock exchange is obtained from the CVM. The purchase price of any such shares may not exceed their market price. We also may purchase our own shares for the purpose of going private. Moreover, subject to certain limitations, we may acquire or issue put or call options related to our shares.

Reporting Requirements

We are subject to the reporting requirements established by the Brazilian Corporation Law and the regulations of the CVM. Also, as a result of our listing on the Novo Mercado, we must meet the reporting requirements of the Novo Mercado.

Information Required by the CVM

Brazilian securities regulations require that a publicly held corporation must provide the CVM and the relevant stock exchanges with the following periodic information:

•	financial statements prepared in accordance with Brazilian GAAP and related management and auditors’ reports, within three months from the end of its fiscal year or on the date in which they are published or made available to shareholders, whichever occurs first, together with the Demonstrações Financeiras Padronizadas (a report on a standard form containing financial information derived from our financial statements required to be filled out by us and filed with the CVM);

•	notices of our annual shareholders’ meeting, on the date of its publication;

•	a summary of the decisions taken at the annual general shareholders’ meeting, on the day the meeting is held;

•	a copy of the minutes of the annual shareholders’ meeting, within ten days of its occurrence;

•	Informações Anuais — IAN (a report on a standard form containing annual corporate, business, and selected financial information), within a month from the date of the annual general shareholders’ meeting; and

•	Informações Trimestrais — ITR (a report on a standard form containing quarterly corporate, business and financial information), together with a special review report issued by our independent auditor, within 45 days from the end of each quarter (except for the last quarter of each year) or upon disclosure of such information to the public if it occurs within 45 days from the end of the relevant quarter.

In addition to the foregoing, we must also file with the CVM and the São Paulo Stock Exchange the following information:

•	a notice of any extraordinary shareholders’ meeting, on the same date it is published;

•	a summary of the decisions taken at any extraordinary shareholders’ meetings, on the following day;

•	minutes of any extraordinary shareholders’ meeting, within ten days of the date the meeting occurred;

•	a copy of any shareholders’ agreement on the date it is filed with us;

•	any press release giving notice of material facts, on the same date it is published in the press;

•	information on any filing for corporate reorganization, the reason for such filing, special financial statements prepared for obtaining a legal benefit and, if applicable, a plan for payment of holders of debentures, as well as a copy of any judicial decision granting such request, on the same date it is filed and on the date we take notice of the judicial decision, respectively;

•	request for information or notice of bankruptcy, the same day of notice by our company, or the filing of a bankruptcy petition in court, as appropriate; and

•	a copy of any judicial decision granting a bankruptcy request and appointing of a bankruptcy trustee, on the date we take notice of it.

Information Required by the São Paulo Stock Exchange from Companies Listed on the Novo Mercado

As a Novo Mercado company, we must observe the following additional disclosure requirements:

•	no later than six months following our listing on the Novo Mercado, we must disclose financial statements and consolidated financial statements at the end of each quarter (except the last quarter of each year) and at the end of each fiscal year, including a cash flow statement that must indicate, at a minimum, the changes in our cash and cash equivalents, divided into operating, finance and investment cash flows;

•	as from the date we release our financial statements relating to the second fiscal year following our listing on the Novo Mercado we must, no later than four months after the end of the fiscal year:

•	release our annual financial statements and consolidated financial statements in accordance with U.S. GAAP or IFRS, in reais or U.S. dollars, in the English language, including notes to the financial statements and including information on net profits and net worth calculated at the end of such fiscal year in accordance with Brazilian GAAP, together with a management report and the management proposal for the allocation of net profits and our independent auditors’ report; or

•	disclose, in the English language, the complete financial statements, management reports and notes to the financial statements prepared in accordance with the Brazilian Corporation Law, accompanied by an additional explanatory note reconciling the year-end results and net worth calculated in accordance with Brazilian GAAP and U.S. GAAP or IFRS, as the case may be, which must include the principal differences between the accounting principles used, as well as the independent auditors’ report; and

•	as from the date we release our first financial statements prepared as provided above, no more than 15 days following the period established by law for the publication of quarterly financial information, we must:

•	disclose, in its entirety, our quarterly financial information translated into the English language; or

•	disclose our financial statements and consolidated financial statements in accordance with U.S. GAAP or IFRS, accompanied by the independent auditors’ report.

Due to the listing of our shares on the Novo Mercado, we must disclose the following information, pursuant to the Novo Mercado regulations, with our quarterly information (Informações Trimestrais):

•	our consolidated balance sheet, consolidated statement of income, and a discussion and analysis of our consolidated performance;

•	any direct or indirect ownership interest exceeding 5% of our share capital, looking through to any ultimate individual beneficial owner,

•	the number and characteristics of our shares held directly or indirectly by any controlling shareholders and members of our board of directors, board of executive officers and fiscal council;

•	changes in the numbers of our shares held by any controlling shareholders and members of our board of directors, board of executive officers and fiscal council in the immediately preceding 12 months;

•	our cash flow statement and consolidated cash flow statement, together with an explanatory note thereto;

•	the number of shares constituting our free float and their percentage in relation to the total number of issued shares; and

•	if we are party to an arbitration agreement for dispute resolution.

Information relating to the ownership interest exceeding five percent of our share capital, the number and characteristics of our shares directly or indirectly held by any controlling shareholders and members of the board of directors, board of executive officers and fiscal council, changes in the number of securities held by such persons within the immediately preceding 12 months, the number of free float shares and their respective percentage in relation to the total number of shares issued and disclosure of whether we are party to an arbitration agreement for dispute resolution must also be included in our annual report (Informações Anuais — IAN).

Information Regarding Any Trading Carried Out by Any Controlling Shareholders, Members of Our Board of Directors, Our Board of Executive Officers or Members of Our Fiscal Council

Pursuant to the rules of the CVM and the Novo Mercado, any controlling shareholders, officers, directors, members of the fiscal council, if active, and members of any other technical or advisory committee created by our by-laws, must disclose to us, the CVM and the São Paulo Stock Exchange information in connection with the total amount and characteristics of our securities owned, directly or indirectly, or any derivatives with reference to such securities, as well as any subsequent trading of such securities and derivatives. In the case of individuals, this information must also include securities held by the spouse, companion or dependents of such persons and be included in the annual income tax statement of the controlling shareholder, officer, director or member of the fiscal council. This information must be communicated to the CVM and the São Paulo Stock Exchange by the Investor Relations Officer within ten days after the end of each month.

In addition, any controlling shareholders, our shareholders who have caused the election of members of our board of directors or fiscal council, as well as any individual, legal entity or group of persons acting jointly that holds directly or indirectly 5% or more of our shares must provide to us, the CVM and the São Paulo Stock Exchange the following information:

•	the name and qualifications of the person acquiring the shares or other securities;

•	the amount, price, type, and/or class, in the case of acquired shares, or characteristics, in the case of other securities;

•	the form of acquisition (private placement, purchase through a stock exchange, among others);

•	the reason and purpose of the acquisition; and

•	information on any agreement regarding the exercise of voting rights or the purchase and sale of our securities.

The disclosure requirement referred to above will also apply to any person or group of persons acting jointly holding participations equal to or in excess of five percent each time such person increases or decreases its participation in our shares by an amount equal to 5% of our shares.

Disclosure of Material Developments

According to Law No. 6,385 of December 7, 1976 and subsequent amendments, and the rules published by the CVM, we must disclose any material development related to our business to the CVM and to the São Paulo Stock Exchange and must publish a notice of the material development. A development is deemed to be material if it impacts the price of our securities, the decision of investors to trade in our securities or the decision of investors to exercise any rights as holders of any of our securities. Under special circumstances, we may request confidential treatment of certain material developments from the CVM when our management believes that public disclosure could result in adverse consequences to us.

Public Meeting with Analysts

Novo Mercado regulations require that our company conduct a public meeting with analysts and any other interested parties at least once a year to disclose information regarding the company’s economic and financial situation, its projects and its expectations.

Annual Calendar

Novo Mercado regulations require that companies and their management, by the end of January of each year, disclose an annual calendar, and send a copy to the São Paulo Stock Exchange, containing all scheduled corporate events, company information, the time and place of such events and the date when the information relating to these events will be disclosed and sent to the São Paulo Stock Exchange. Amendments to the calendar must be communicated to the São Paulo Stock Exchange.

Trading on Stock Exchanges

Our shares trade on the Novo Mercado segment of the São Paulo Stock Exchange under the symbol “PRGA3.” The CVM and the São Paulo Stock Exchange have discretionary authority to suspend trading in shares of a particular issuer under certain circumstances.

Settlement of transactions on the São Paulo Stock Exchange occurs three business days after the trade date. Delivery of and payment for shares is made through the facilities of an independent clearinghouse. The clearinghouse for São Paulo Stock Exchange is the CBLC. The CBLC is the central counterparty for transactions effected on the São Paulo Stock Exchange, carrying out multi-party settlement for financial obligations and securities transfers. Under the regulations of the CBLC, financial settlement is carried out through the Reserve Transfer System of the Central Bank (Sistema de Transferência de Reservas). The settlement of trades of shares is carried out in the custodial system of the CBLC. All deliveries against final payment are irrevocable.

Stock Option Programs

At the date hereof, our company does not have a stock option program for the acquisition of shares and other instruments or securities issued by our company. However, in the event our company does establish a program of this type, we must disclose it and provide the São Paulo Stock Exchange and the CVM with a copy.

Agreements Within Our Group

According to the Novo Mercado regulations, our company must disclose and send the São Paulo Stock Exchange information relating to any agreements entered into by our company with our controlled companies and affiliates, officers and any controlling shareholders, and, moreover, any agreements entered into by our company with controlled companies and affiliates of the officers and controlling shareholders as well as other companies that, together with these persons, compose a single group, in fact or in right, provided that such agreements, whether or not they involve one single agreement or successive agreements or the same or different purposes, have a value greater than or equal to R$0.2 million or 1% of our net equity in any period of one year, whichever is greater.

The information disclosed should include a description of the purpose of the relevant agreement, its term, value, termination provisions and any influence that this agreement may have over the management and operations of our company.

Regulation of Foreign Investment

Investors residing outside Brazil, including institutional investors, are authorized to purchase equity instruments, including our common shares, on the São Paulo Stock Exchange, provided that they comply with the registration requirements set forth in Resolution No. 2,689 and CVM Instruction No. 325.

With certain limited exceptions, Resolution No. 2,689 investors are permitted to carry out any type of transaction in the Brazilian capital markets involving a security traded on a stock, future or organized over-the-counter market, but may not transfer the ownership of investments made under Resolution No. 2,689 to other non Brazilian holders through private transactions. Investments and remittances outside Brazil of gains, dividends, profits or other payments under our common shares are made through the foreign exchange market.

In order to become a Resolution No. 2,689 investor, an investor residing outside Brazil must:

•	appoint at least one representative in Brazil who will be responsible for complying with registration an reporting requirements and procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representative’s obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM. In addition, securities trading by foreign investors is generally restricted to transactions on the São Paulo Stock Exchange or in organized over-the-counter markets licensed by the CVM.

DIVIDENDS AND DIVIDEND POLICY

Our dividend policy has historically included the distribution of periodic dividends, based on quarterly balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by the Brazilian Corporation Law and our by-laws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders’ resolution establishes another payment date. In any event, if we declare dividends, we must pay them by the end of the fiscal year for which they are declared.

As permitted by the Brazilian Corporation Law, our by-laws specify that 25% of our adjusted net profits for each fiscal year must be distributed to shareholders as dividends or interest on shareholders’ equity. We refer to this amount as the mandatory distributable amount. Under the Brazilian Corporation Law, the amount by which the mandatory distributable amount exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized income reserve, and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which our net income exceeds the sum of (1) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain associated companies, and (2) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized income reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

The following table sets forth the dividends and interest on shareholders’ equity paid to holders of our common shares and preferred shares since 2004 on a per share basis in reais. The amounts give effect to the three-for-one share split that became effective on April 12, 2006. After the share reclassification that became effective on April 12, 2006, we no longer have authorized or outstanding preferred shares.

			Nominal
			Currency	U.S.$ Equivalent
			Brazilian	per Share at
Year	Description	First Payment Date	per Share	Payment Date

2004	Interest on shareholders’ equity	August 31, 2004	0.37	0.13
2004	Interest on shareholders’ equity	February 28, 2005	0.19	0.08
2004	Dividends	February 28, 2005	0.09	0.04
2005	Interest on shareholders’ equity	August 31, 2005	0.35	0.15
2005	Interest on shareholders’ equity	February 24, 2006	0.36	0.17
2005	Dividends	February 24, 2006	0.10	0.05
2006	Interest on shareholders’ equity	February 27, 2007	0.19	0.09
2006	Dividends	February 27, 2007	0.02	0.01
2007	Interest on shareholders’ equity	August 31, 2007	0.22	0.11
2007	Interest on shareholders’ equity	February 29, 2008	0.33	0.19
2008	Interest on shareholders’ equity	August 29, 2008	0.25	0.15
2008	Interest on shareholders’ equity	February 27, 2009	0.12	0.05

The following table sets forth total dividends and interest on shareholders’ equity declared by share class:

	Dividends and	Dividends and
	Interest on	Interest on	Total Dividends
	Shareholders’	Shareholders’	and Interest on
	Equity on	Equity on	Shareholders’
	Common Shares	Preferred Shares	Equity
	(In millions of reais)

2004	30.7	58.0	88.7
2005	37.5	70.8	108.3
2006	35.2	—	35.2
2007	100.2	—	100.2
2008	76.4	—	76.4

Amounts Available for Distribution

The section of this form entitled “Description of Share Capital” contains a description of the calculation and payment of dividends and interest on shareholders’ equity under the Brazilian Corporation Law. See “Description of Share Capital — Allocation of Net Income and Distribution of Dividends” and “— Payment of Dividends and Interest on Shareholders’ Equity.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will execute and deliver the ADRs in respect of our common stock. Each ADR is a certificate evidencing a specific number of ADSs. Each ADS will represent two common shares (or a right to receive two common shares) deposited with the principal São Paulo office of Banco Itaú S.A., as custodian for the depositary in Brazil. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

Investors may hold ADSs either directly (by having an ADR registered in their name) or indirectly through their broker or other financial institution. If an investor holds ADSs directly, it is an ADR holder (a “holder” and “holders”). This description assumes a holder holds its ADSs directly. If it holds the ADSs indirectly, a holder must rely on the procedures of its broker or other financial institution to assert the rights of ADR holders described in this section. Holders should consult with their brokers or financial institutions to find out what those procedures are.

We will not treat holders as one of our shareholders and holders will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the common shares underlying the ADSs. As a holder of ADRs, holders will have ADR holder rights. A deposit agreement among us, the depositary and ADR holders, and the beneficial owners of ADRs sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, holders should read the entire deposit agreement and the form of ADR.

Dividends and Other Distributions

How will holders receive dividends and other distributions on the shares?

The depositary has agreed to pay to holders the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses described below. Holders will receive these distributions in proportion to the number of common shares their ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. The depositary will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid and will not invest the foreign currency. The depositary will not be liable for any interest.

•	Before making a distribution, the depositary will deduct any withholding taxes that must be paid. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, holders may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell common shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares.

•	Rights to purchase additional common shares. If we offer holders of our securities any rights to subscribe for additional common shares or any other rights, the depositary may make these rights available to holders. If the depositary decides it is not legal and practical to make the rights available, but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, holders will receive no value for them.

If the depositary makes rights to purchase common shares available to holders, it will exercise the rights and purchase the common shares on holders’ behalf. The depositary will then deposit the shares and deliver ADSs to holders. The depositary will only exercise rights if a holder pays it the exercise price and any other charges the rights require holders to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing common shares purchased upon exercise of rights. For example, holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to holders unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, common shares, rights or anything else to ADR holders. This means that holders may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if a holder or its broker deposits common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names a holder requests and will deliver the ADRs at its office to the persons requested.

If a holder surrenders ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the surrendered ADSs to such holder or a person it designates at the office of the custodian. Or, at such holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

Holders may instruct the depositary to vote the shares underlying their ADRs. If we ask for instructions, the depositary will notify holders of the upcoming vote and arrange to deliver our voting materials to the holders. The materials will describe the matters to be voted on and explain how holders may instruct the depositary to vote the shares or other deposited securities underlying their ADRs as they direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Brazilian law and the provisions of our by-laws, to vote or to have its agents vote the shares or other deposited securities as a holder instructs. Otherwise, holders will not be able to exercise their rights to vote unless they withdraw the shares. However, a holder may not know about the meeting far enough in advance to withdraw the shares. We will use our best efforts to request that the depositary notify holders of upcoming votes and ask for their instructions.

Fees and Expenses

Persons depositing common shares
or ADR holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of common shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.02 (or less) per ADS (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	• Any cash distribution to holders, except distributions of cash dividends

A fee equivalent to the fee that would be payable if securities distributed to holders had been common shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

$.02 (or less) per ADS per calendar year, subject to our consent (to the extent not prohibited by the rules of any stock exchange on which the ADSs are listed for trading)	• Depositary services

Registration or transfer fees	• Transfer and registration of common shares on our common share register to or from the name of the depositary or its agent when a holder deposits or withdraws common shares.

Expenses of the depositary in converting foreign currency to U.S. dollars

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian has to pay on any ADR or common share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

Payment of any other charges payable by the depositary, any of the depositary’s agents, including the depositary’s custodian, or the agents of the depositary’s agents in connection with the servicing of shares underlying the American Depositary Shares or other deposited securities

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. Holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to holders any proceeds, or send to holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:

•	Change the nominal or par value of our common shares

•	Reclassify, split up or consolidate any of the deposited securities

•	Distribute securities on the common shares that are not distributed to holders

•	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action then the cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities. The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, holders are considered, by continuing to hold their ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) advise holders that the deposit agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver common shares and other deposited securities upon cancellation of ADRs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of common shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Holders’ Rights to Receive the Common Shares Underlying their ADRs

Holders have the right to surrender their ADSs and withdraw the underlying common shares at any time except:

•	When temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our common shares.

•	When a holder owes money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of common shares or other deposited securities. This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying common shares. This is called a pre-release of the ADSs. The depositary may also deliver common shares upon cancellation of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying common shares are delivered to the depositary. The depositary may receive ADRs instead of common shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the common shares or ADSs to be deposited; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. We intend to limit pre-release at our discretion.

TAXATION

The material Brazilian and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the common shares offered pursuant to this prospectus will be set forth in the applicable prospectus supplement relating to such common shares.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the common shares that may be offered pursuant to this prospectus.

The applicable prospectus supplement will describe:

•	the method of distribution of the common shares offered thereby;

•	the purchase price and the proceeds we will receive from the sale; and

•	any securities exchanges on which the common shares of such series may be listed.

We and/or the selling shareholders, if applicable, may sell the common shares offered in this prospectus in any of, or any combination of, the following ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We and/or the selling shareholders, if applicable, or any of our or their agents may directly solicit offers to purchase these common shares. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the common shares in respect of which this prospectus is delivered, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If we and/or the selling shareholders, if applicable, utilize an underwriter or underwriters in the sale, we and/or the selling shareholders, if applicable, will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the common shares in respect of which this prospectus is delivered to the public.

If we and/or the selling shareholders, if applicable, utilize a dealer in the sale of the common shares in respect of which this prospectus is delivered, we and/or the selling shareholders, if applicable, will sell the common shares to the dealer, as principal. The dealer may then resell the common shares to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

Agents, underwriters and dealers may be entitled under the relevant agreements to indemnification by us against certain liabilities, including liabilities under the Securities Act.

The applicable prospectus supplement will set forth the place and time of delivery for the common shares in respect of which this prospectus is delivered. The applicable prospectus supplement will also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common shares at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of our common shares and certain other matters of Brazilian law will be passed upon for us by Machado, Meyer, Sendacz e Ópice Advogados, São Paulo, Brazil, our Brazilian counsel, and certain matters of U.S. federal and New York State law will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, our U.S. counsel, and for any underwriters by Davis Polk & Wardwell LLP, New York, New York, or such other counsel as may be specified in an applicable prospectus supplement.

The addresses of these law firms are as follows: Machado, Meyer, Sendacz & Ópice Advogados, Av. Brigadeiro Faria Lima, 3144 — 11 Andar, Jardim Paulistano, 01451-000 São Paulo — SP, Brazil; Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, United States; and Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, United States.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2008 and 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG Auditores Independentes, an independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of KPMG Auditores Independentes as experts in accounting and auditing. The report covering the December 31, 2008 and 2007 consolidated financial statements of our company contains emphasis paragraphs referring to: (1) changes in our accounting principles due to the introduction of Law No. 11.638/07 Provisional Executive Act No. 449/08 as discussed in note 2 to the consolidated financial statements; and (2) subsequent to year-end 2008, our entry into a merger agreement with Sadia S.A., in order to allow the business combination of the companies as discussed in note 25(iv) to the consolidated financial statements.

KPMG Auditores Independentes is a member of the Conselho Regional de Contabilidade — CRC (Regional Accounting Council). The address of KPMG Auditores Independentes is Rua Dr. Renato Paes de Barros, 33, São Paulo, SP — 04530-904, Brazil.

Our consolidated financial statements for the year ended December 31, 2006 have been incorporated by reference into this prospectus and the registration statement in reliance upon the report of Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing. This report contains emphasis language referring to the fact that (1) the financial statements of Batávia S.A. Indústria de Alimentos, a subsidiary acquired on May 26, 2006 in which our company held a 51% interest as of December 31, 2006, were audited by other auditors who issued an unqualified opinion thereon and (2) its opinion, insofar as it relates to the amounts included for Batávia S.A Indústria de Alimentos, is based solely on the report of such other auditors.

Ernst & Young Auditores Independentes S.S. is a member of the Conselho Regional de Contabilidade — CRC (Regional Accounting Council). The address of Ernst & Young Auditores Independentes S.S. is Av. President Juscelino Kubitschek, 1830, São Paulo, SP — 04543-900, Brazil.

The consolidated financial statements of Sadia S.A. and subsidiaries as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG Auditores Independentes, an independent registered public accounting firm, which is incorporated by reference herein, and upon the authority of KPMG Auditores Independentes as experts in accounting and auditing.

The statements of income, changes in shareholders’ equity and changes in financial position of Batávia S.A. Indústria de Alimentos for the period from June 1, 2006 to December 31, 2006 have been incorporated by reference into this prospectus and the registration statement in reliance upon the report of BDO Trevisan Auditores Independentes, independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our registration statement on Form 8-A/A, filed with the SEC on July 10, 2009 (SEC File No. 001-15148);

•	our annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on June 30, 2009 (SEC File No. 001-15148);

•	our report on the second Form 6-K filed with the SEC on July 10, 2009 (SEC File No. 001-15148);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports on Form 6-K that we submit to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference into this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at 760 Av. Escola Politécnica, Jaguaré 05350-901, São Paulo — SP, Brazil, Attention: Investor Relations, telephone +55 11 3718-5465.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to our common shares, including our common shares underlying the ADSs to be sold in the international offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and/or our common shares and the ADSs, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information reporting requirements of the Exchange Act pursuant to which we file reports and other information with the SEC. These materials, including this prospectus and the accompanying exhibits and schedules, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these materials may be obtained from the Public Reference Room upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access these materials.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

In addition, any claims under the Novo Mercado rules must be submitted to arbitration conducted in accordance with the rules of the Market Arbitration Chamber of the São Paulo Stock. See “Description of Share Capital — Arbitration”.

We have been advised by Machado, Meyer, Sendacz e Opice Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•	is issued by a court of competent jurisdiction after proper service of process is made in accordance with Brazilian law or after sufficient evidence of our absence has been given, as requested under the laws of the United States;

•	is not subject to appeal;

•	is for payment of a liquidated amount;

•	is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian national sovereignty or public policy or equitable principles (as set forth in Brazilian law).

We have been further advised by Machado, Meyer, Sendacz e Opice Advogados that original actions may be brought in connection with this offering memorandum predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

In addition, a plaintiff (whether Brazilian or non-Brazilian) that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Superior Tribunal de Justiça (Superior Tribunal of Justice). Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.